As Filed with the Securities and Exchange Commission on November 28, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
(Exact name of Registrant as specified in its charter)

Cayman Islands	3674	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 3055 Middle Fuxing Road
Baoding 071051
People’s Republic of China
(86 312) 8929-500
(Address and telephone number of Registrant’s principal executive office)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, and telephone number for agent of service)

Copies to:

Leiming Chen
Simpson Thacher & Bartlett LLP
ICBC Tower, 35th Floor
3 Garden Road, Central,
Hong Kong
(852) 2514-7600

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☐.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount To Be	Aggregate Price Per	Aggregate Offering	Amount of
Title of Each Class of Securities To Be Registered	Registered(3)	Unit(3)	Price(3)	Registration Fee(3)
Ordinary shares, par value US$0.01 per share(1)(2)	—	—	—	—
Preferred shares	—	—	—	—
Depositary shares	—	—	—	—
Debt securities	—	—	—	—
Warrants	—	—	—	—

(1)	Includes (i) ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public and (ii) ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purposes of sales outside of the United States.

(2)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-142852). Each ADS represents one ordinary share.

(3)	An indeterminate aggregate number of securities is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

PROSPECTUS

Yingli Green Energy Holding Company Limited

ORDINARY SHARES
PREFERRED SHARES
DEPOSITARY SHARES
DEBT SECURITIES
WARRANTS

We may offer and sell in any combination from time to time in one or more offerings of ordinary shares, preferred shares, depositary shares, debt securities or warrants. The debt securities and warrants may be convertible into or exercisable or exchangeable for our ordinary shares, preferred shares, depository shares or our other securities. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

We may sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters will be included in the applicable prospectus supplement.

Investing in our securities involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

We may offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. See “Underwriting.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

November 28, 2008

Management’s Discussion and Analysis of Financial Condition and Results of Operations for Six Months Ended June 30, 2008	13
Description of Securities	36
Description of Share Capital	37
Description of American Depositary Shares	51
Underwriting	60
Enforceability of Civil Liabilities	62
Validity of Securities	64
Experts	64
Index to Unaudited Condensed Consolidated Financial Statements	F-1
EX-4.4
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-23.1
EX-23.2
EX-23.3
EX-25.1
EX-99.1
EX-99.2

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

This prospectus is part of an “automatic shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. By using a shelf registration statement, we may sell any combination of our ordinary shares, preferred shares, depositary shares, debt securities and warrants from time to time and in one or more offerings. This prospectus only provides you with a summary description of our ordinary shares. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered (if other than ordinary shares and ADSs) and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

No representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted by the trustee as to the accuracy or completeness of the information included or incorporated by reference in this prospectus or any other information supplied in connection with the securities.

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“We,” “us” “our” and “our company” refer to Yingli Green Energy Holding Company Limited, a company incorporated in the Cayman Islands, all direct and indirect consolidated subsidiaries of Yingli Green Energy Holding Company Limited, and our predecessor, Tianwei Yingli, and its consolidated subsidiary, unless the context otherwise requires or as otherwise indicates;

•	“ADRs” are to the American depositary receipts, which, if issued, evidence our ADSs;

•	“ADSs” are to our American depositary shares, each of which represents one ordinary share;

•	“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•	“RMB” and “Renminbi” are to the legal currency of China;

•	“shares” and “ordinary shares” are to our ordinary shares, par value US$0.01 per share; and

•	“$”, “US$” and “U.S. dollars” are to the legal currency of the United States.

This prospectus contains translations of certain Renminbi amounts into U.S. dollar amounts at specified rates. All translations from Renminbi amounts to U.S. dollar amounts were made at the noon buying rate in The City of New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise stated, the translation of Renminbi amounts into U.S. dollar amounts has been made at the noon buying rate in effect on June 30, 2008, which was RMB 6.8591 to US$1.00. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On November 26, 2008, the noon buying rate was RMB6.8282 to US$1.00.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov. Information filed with the SEC may also be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents from the SEC upon payment of a duplicating fee. Please visit the SEC’s website or call the SEC at 1-800-732-0330 for further information on the SEC’s public reference room.

Our website address is http://www.yinglisolar.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s public reference room as well as through the SEC’s website.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of the offered securities and, upon our request, will mail to all record holders of the offered securities the information contained in any notice of a shareholders’ meeting received by the depositary from us.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2007 filed with the SEC on April 28, 2008; and

•	all our future annual reports on Form 20-F and any report on Form 6-K that we indicate is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until all of the securities offered by this prospectus are sold.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

No. 3055 Middle Fuxing Road
Baoding 071051
People’s Republic of China
Telephone number: (86 312) 8929-500
Attention: Chief Financial Officer

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to our current expectations and views of future events. These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors”, all of which are difficult to predict and many of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “may”, “will”, “expect”, “anticipate”, “aim”, “estimate”, “intend”, “target”, “plan”, “believe”, “potential”, “continue”, “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•	our expectations regarding the worldwide demand for electricity and the market for solar energy;

•	our beliefs regarding the effects of environmental regulation, lack of infrastructure reliability and long-term fossil fuel supply constraints;

•	our beliefs regarding the inability of traditional fossil fuel-based generation technologies to meet the demand for electricity;

•	our beliefs regarding the importance of environmentally friendly power generation;

•	our expectations regarding governmental support for the deployment of solar energy;

•	our beliefs regarding the acceleration of adoption of solar technologies;

•	our expectations regarding advancements in our technologies and cost savings from such advancements;

•	our beliefs regarding the competitiveness of our photovoltaic, or PV, products;

•	our beliefs regarding the advantages of our business model;

•	our expectations regarding the scaling of our manufacturing capacity;

•	our expectations regarding entering into or maintaining joint venture enterprises, proposed acquisitions and other strategic investments;

•	our expectations regarding revenue growth and our ability to achieve profitability resulting from increases in our production volumes;

•	our expectations regarding our ability to secure raw materials in the future;

•	our expectations regarding the price trends of PV modules and polysilicon;

•	our beliefs regarding our ability to successfully implement our strategies;

•	our beliefs regarding our abilities to secure sufficient funds to meet our cash needs for our operations, capacity expansion and proposed acquisitions;

•	our future business development, results of operations and financial condition; and

•	competition from other manufacturers of PV products, other renewable energy systems and conventional energy suppliers.

This prospectus also contains data related to the PV market worldwide and in China. These market data, including market data from Solarbuzz, a third-party solar energy research and consulting firm, include projections that are based on a number of assumptions. The PV market may not grow at the rates projected by the market data, or at all. The failure of the PV market to grow at the projected rates may have a material adverse effect on our business and the value of our ADSs or other securities offered hereby. In addition, the rapidly changing nature of the PV market subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

OUR COMPANY

We are one of the leading vertically integrated photovoltaic, or PV, product manufacturers in the world. We design, manufacture and sell PV modules, and design, assemble, sell and install PV systems that are connected to an electricity transmission grid or those that operate on a stand-alone basis. With an overall annual manufacturing capacity of 400 megawatts for each of polysilicon ingots and wafers, PV cells and PV modules as of the date of this prospectus, we believe we are currently one of the largest manufacturers of PV products in the world as measured by annual manufacturing capacity.

We believe we are one of the few large-scale PV companies in the world to have adopted a vertically integrated business model. Except for the production of polysilicon materials that are used to manufacture polysilicon ingots and wafers, our products and services substantially cover the entire PV industry value chain, ranging from the manufacture of multicrystalline polysilicon ingots and wafers, PV cells and PV modules to the manufacture of PV systems and the installation of PV systems. In November 2008, we entered into a binding letter of intent to acquire Cyber Power Group Limited, or Cyber Power, a development stage enterprise that plans to produce solar-grade polysilicon. Our end-products include PV modules and PV systems in different sizes and power outputs. We sell PV modules under our own brand name, Yingli, to PV system integrators and distributors located in various markets around the world, including Germany, Spain, Italy, France, the United States, South Korea, Belgium and China.

Historically, we have sold and installed PV systems in the western regions of China where substantial government-subsidized, rural electrification projects are underway. We also sell PV systems to mobile communications service providers in China for use across China and plan to export our PV systems into major international markets such as Germany, Spain, Italy and the United States. In addition, in order to promote the export of our PV systems, we have participated in the design and installation of large PV system projects undertaken by our customers overseas.

RISK FACTORS

Please see the factors set forth under the heading “Item 3. Key Information — D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, and, if applicable, the factors set forth under the heading “Risk Factors” in any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. For purposes of determining the ratio of earnings to fixed charges, earnings consist of the total of the following: (i) pre-tax income from continuing operations, (ii) fixed charges, and (iii) amortization of capitalized interest minus interest capitalized. Fixed charges are defined as the sum of the following: (i) interest expensed and capitalized, and (ii) amortization of debt issuance costs and discounts.

	Predecessor				Yingli Green Energy
				For the Period	For the Period
				from January 1,	from August 7,	For the Year	For the
	For the Year Ended			2006 through	2006 through	Ended	Six Months
	December 31,			September 4,	December 31,	December 31,	Ended
	2003	2004	2005	2006	2006	2007	June 30, 2008

Ratio of earnings to fixed charges	1.2	2.2	7.9	9.8	4.7	7.7	8.4

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables present the selected consolidated financial data of us and our predecessor, Tianwei Yingli. You should read this information together with the consolidated financial statements and related notes included or incorporated by reference in this prospectus and information under “Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the fiscal year ended December 31, 2007, which is incorporated by reference in this prospectus, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for six months ended June 30, 2008 included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected in the future.

Yingli Green Energy was incorporated on August 7, 2006. For the period from August 7, 2006 (date of inception) through September 4, 2006, Yingli Green Energy did not engage in any business or operations. On September 5, 2006, Yingli Group Co., Ltd., or Yingli Group, an entity controlled by Mr. Liansheng Miao, our chairperson and chief executive officer, who also controls our controlling shareholder, Yingli Power, transferred its 51% equity interest in Tianwei Yingli to Yingli Green Energy. As Yingli Group and we were entities under common control at the time of the transfer, the 51% equity interest in Tianwei Yingli were recorded by us at the historical cost to Yingli Group, which approximated the historical carrying values of the assets and liabilities of Tianwei Yingli. For financial statements reporting purposes, Tianwei Yingli is deemed to be our predecessor for periods prior to September 5, 2006.

The selected consolidated statement of income data and other consolidated financial data for the year ended December 31, 2005 and for the period from January 1, 2006 through September 4, 2006 have been derived from the audited consolidated financial statements of our predecessor, Tianwei Yingli, included in our annual report on Form 20-F for the fiscal year ended December 31, 2007. The selected consolidated statement of income data (other than U.S. dollar translation and per ADS data) and other consolidated financial data for the period from August 7, 2006 (date of inception) through December 31, 2006 and for the year ended December 31, 2007 and the selected consolidated balance sheet data (other than U.S. dollar translation data) as of December 31, 2006 and 2007 have been derived from our audited consolidated financial statements included in our annual report on Form 20-F for the fiscal year ended December 31, 2007. The selected consolidated statement of income data (other than per ADS data) and other consolidated financial data for the six months ended June 30, 2007 and 2008 and the selected consolidated balance sheet data as of June 30, 2008 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated financial statements on the same basis as the audited consolidated financial statements. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. The unaudited results for the six months ended June 30, 2008 may not be indicative of our results for the full year ending December 31, 2008. The consolidated financial statements of each of Yingli Green Energy and Tianwei Yingli have been prepared in accordance with U.S. GAAP.

The selected consolidated statement of income data and other consolidated financial data for the years ended December 31, 2003 and 2004 and the selected consolidated balance sheet data as of December 31, 2003, 2004 and 2005 have been derived from Tianwei Yingli’s audited consolidated financial statements not included or incorporated by reference in this prospectus.

	Predecessor				Yingli Green Energy
					For the
				For the	Period from
				Period from	August 7,
				January 1,	2006
				2006 through	through	For the Year Ended		For the Six Months Ended
	For the Year Ended December 31,			September 4,	December 31,	December 31,		June 30,
	2003	2004	2005	2006	2006	2007		2007	2008
	RMB	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(In thousands)				(In thousands, except per share and ADS data)
Consolidated Statement of Income Data
Net revenues	22,977	120,483	361,794	883,988	754,793	4,059,323	591,816	1,329,663	3,582,039	522,232
Gross profit	6,631	25,180	108,190	272,352	179,946	956,840	139,499	294,374	904,037	131,801
Income from operations	4,324	13,744	83,675	234,631	132,288	679,543	99,072	188,544	678,373	98,901
Interest expense	(192)	(6,411)	(5,278)	(22,441)	(25,789)	(64,834)	(9,452)	(39,419)	(69,118)	(10,077)
Foreign currency exchange losses, net	—	(1)	(1,812)	(3,406)	(4,693)	(32,662)	(4,762)	(17,523)	(1,894)	(276)
Gain (loss) on debt extinguishment	—	—	2,165	—	(3,908)	—	—	—	—	—
Income tax benefit (expense)	(1,441)	(1,221)	(12,736)	(22,546)	(22,968)	(12,928)	(1,885)	777	2,303	336
Minority interests	14	76	36	76	(45,285)	(192,612)	(28,081)	(60,960)	(188,779)	(27,523)
Net income(1)	2,942	6,089	65,954	186,223	30,017	389,020	56,716	71,586	430,732	62,797
Net income applicable to ordinary shareholders					23,048	335,869	48,967	18,435	430,732	62,797
Basic earnings per share applicable to ordinary shareholders(1)(2)					0.36	3.00	0.44	0.19	3.38	0.49
Diluted earnings per share(1)(2)					0.36	2.89	0.42	0.18	3.32	0.48
Basic earnings per ADS(1)(2)					0.36	3.00	0.44	0.19	3.38	0.49
Diluted earnings per ADS(1)(2)					0.36	2.89	0.42	0.18	3.32	0.48

	Predecessor				Yingli Green Energy
				For the
				Period from	For the Period
				January 1,	from August 7,	For the Year
	For the Year Ended			2006 through	2006 through	Ended	For the
	December 31,			September 4,	December 31,	December 31,	Six Months Ended June 30,
	2003	2004	2005	2006	2006	2007	2007	2008
	(In percentages)				(In percentages)
Other Consolidated Financial Data
Gross profit margin(3)	28.9%	20.9%	29.9%	30.8%	23.8%	23.6%	22.1%	25.2%
Operating profit margin(3)	18.8%	11.4%	23.1%	26.5%	17.5%	16.7%	14.2%	18.9%
Net profit margin(3)	12.8%	5.1%	18.2%	21.1%	4.0%	9.6%	5.4%	12.0%

(1)	Commencing January 1, 2007, our primary operating subsidiary, Tianwei Yingli, began enjoying certain exemptions from income tax. Prior to January 1, 2007, there was no tax exemption in place.

The net income effects, basic and diluted earnings per share effects of the tax holiday for the year ended December 31, 2007 and six months ended June 30, 2007 and 2008 are as follows:

			For the Six Months
	For the Year Ended December 31,		Ended June 30,
	2007		2007	2008
	RMB	US$	RMB	RMB	US$
	(In thousands, except per share)

Net income	80,524	11,740	11,740	130,360	19,005
Basic earnings per share	0.84	0.12	0.12	1.02	0.15
Diluted earnings per share	0.81	0.12	0.12	1.01	0.15

(2)	Tianwei Yingli, our predecessor, is not a share-based company and had no outstanding shares for the periods presented, and therefore, we have not presented earnings per share for Tianwei Yingli.

(3)	Gross profit margin, operating profit margin and net profit margin represent gross profit, operating profit and net profit, respectively, divided by net revenues.

	Predecessor			Yingli Green Energy
	As of December 31,			As of December 31,			As of June 30,
	2003	2004	2005	2006	2007		2008
	RMB	RMB	RMB	RMB	RMB	US$	RMB	US$
	(In thousands)			(In thousands)
Consolidated Balance Sheet Data
Cash	4,756	21,739	14,865	78,455	961,077	140,117	674,706	98,367
Accounts receivable, net	5,783	6,120	40,505	281,921	1,240,844	180,905	1,023,660	149,241
Inventories	10,374	17,499	106,566	811,746	1,261,207	183,874	1,246,499	181,729
Prepayments to suppliers	6,452	12,617	123,452	134,823	1,056,776	154,069	1,783,898	260,078
Total current assets	36,138	62,437	335,372	1,725,885	5,089,326	741,982	5,475,720	798,315
Property, plant and equipment, net	107,084	120,980	341,814	583,498	1,479,829	215,747	2,240,455	326,640
Long-term prepayments to suppliers	—	—	—	226,274	637,270	92,909	711,664	103,755
Total assets	163,868	204,076	704,775	2,813,461	7,673,997	1,118,805	9,223,687	1,344,737
Short-term borrowings(1)	63,000	92,000	346,757	267,286	1,261,275	183,883	1,622,305	236,519
Total current liabilities	98,231	132,570	566,471	668,241	1,576,109	229,784	2,139,948	311,987
Convertible senior notes	—	—	—	—	1,262,734	184,096	1,216,041	177,289
Total liabilities	98,466	132,836	567,617	1,339,878	2,917,373	425,329	3,455,024	503,714
Minority interests	856	606	569	387,716	754,799	110,043	1,290,630	188,163
Total owners’/shareholders’ equity	64,546	70,634	136,589	68,530	4,001,825	583,433	4,478,033	652,860

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2004	2005	2006	2007	2007	2008

Consolidated Operating Data
PV modules sold (in megawatts)(2)	4.7	11.9	51.3	142.5	45.7	122.7
Average selling price of PV modules (per watt in US$)(3)	2.83	3.49	3.82	3.86	3.78	4.20

(1)	Includes loans guaranteed or entrusted by related parties, which amounted to RMB 51.0 million, RMB 80.0 million, RMB 234.0 million, RMB 233.0 million, RMB 470.2 million (US$68.6 million) and nil, as of December 31, 2003, 2004, 2005, 2006 and 2007, and June 30, 2008, respectively.

(2)	PV modules sold, for a given period, represents the total PV modules, as measured in megawatts, delivered to customers under the then effective supply contracts during such period.

(3)	We compute average selling price of PV modules per watt for a given period as the total sales of PV modules divided by the total watts of the PV modules sold during such period, and translated into U.S. dollars at the noon buying rate at the end of such period as certified by the Federal Reserve Bank of New York.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS FOR SIX MONTHS ENDED JUNE 30, 2008

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included in our annual report on Form 20-F for the fiscal year ended December 31, 2007, which is incorporated by reference in this prospectus, and our unaudited condensed financial statements for the six months ended June 30, 2007 and 2008 included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus.

Overview

We are one of the leading vertically integrated PV product manufacturers in the world. Through Tianwei Yingli, our principal operating subsidiary based in China, we design, manufacture and sell PV modules, and design, assemble, sell and install PV systems. We also intend to expand our PV module and systems business through Yingli China. We sell PV modules to PV system integrators and distributors located in various markets around the world, including Germany, Spain, Italy, France, the United States, South Korea, Belgium, and China. Currently, we also sell PV systems, primarily to customers in China.

Our manufacturing capacity and operations have grown significantly since we completed construction of our first manufacturing facilities for PV modules in 2002. We use most of the polysilicon ingots and wafers and PV cells we produce for the production of PV modules, which we sell to third-party customers. We sold 11.9 megawatts, 51.3 megawatts, 142.5 megawatts and 122.7 megawatts of PV modules in 2005, 2006, 2007 and the six months ended June 30, 2008, respectively.

The most significant factors that affect our financial performance and results of operations are:

•	industry demand;

•	government subsidies and economic incentives;

•	capacity;

•	availability and price of polysilicon;

•	vertically integrated manufacturing capabilities;

•	competition and product pricing; and

•	manufacturing technologies.

Industry Demand

Our business and revenue growth depend on the market demand for PV products. Although solar power technology has been used for several decades, the PV market grew significantly only in the past several years. According to Solarbuzz, the global PV market, as measured by annual PV system installation at end-user locations, increased from 598 megawatts in 2003 to 2,826 megawatts in 2007. Solarbuzz’s “Green World” forecast scenario forecasted global PV industry revenues and PV system installations to be US$39.5 billion and 9,917 megawatts in 2012, respectively.

Government Subsidies and Economic Incentives

We believe that the near-term growth of the market for PV products depends largely on the availability and size of government subsidies and economic incentives. Today, the cost of solar power substantially exceeds the cost of electrical power generated from conventional fossil fuels such as coal and natural gas. As a result, governments in many countries, including Germany, Spain, Italy, France, South Korea, the United States and China, have provided subsidies and economic incentives for the use of renewable energy such as solar power to reduce dependency on conventional fossil fuels as a source of energy. These subsidies and economic incentives have been in the form of capital cost rebates, feed-in tariffs, tax credits, net metering and other incentives to end-users, distributors, system integrators and manufacturers of solar power products, including PV products. The demand for our PV modules and PV systems in our current, targeted or potential markets is affected significantly by these government subsidies and economic incentives.

Capacity

In order to take advantage of the rapidly increasing market demand for PV products, we have expanded, and plan to continue to expand, our manufacturing capacity significantly. We started producing PV modules in 2002 with initial manufacturing capacity of three megawatts, polysilicon ingots and wafers in October 2003 with initial manufacturing capacity of six megawatts and PV cells in March 2004 with initial annual manufacturing capacity of three megawatts. In accordance with our business model of a vertically integrated PV product manufacturer, we had expanded our manufacturing capacity for each of polysilicon ingots and wafers, PV cells and PV modules to 200 megawatts in July 2007 and 400 megawatts in September 2008.

The size of manufacturing capacity has a significant bearing on the profitability and competitive position of PV product manufacturers. Increased manufacturing capacity generates greater revenues through the production and sales of more PV products and also contributes to reduced manufacturing costs through economies of scale. Achieving economies of scale from expanded manufacturing capacity is critical to maintaining our competitive position in PV industry as manufacturers with greater economies of scale may manage their production more efficiently, obtain a greater market share of PV products by offering their products at a more competitive price by virtue of their greater ability to obtain volume discounts from their polysilicon and other raw material suppliers and have other bargaining leverage.

In April 2006, we launched an expansion project in Baoding, China to increase our annual manufacturing capacity of each of polysilicon ingots and wafers, PV cells and PV modules. Through projects at Tianwei Yingli, we expanded our overall annual manufacturing capacity to 400 megawatts in September 2008, and through projects at Yingli China, we expect to expand our overall annual manufacturing capacity to 600 megawatts in the third quarter of 2009. We expect that achieving the same level of manufacturing capacity for each of polysilicon ingots and wafers, PV cells and PV modules may improve our profit margins, as we will no longer need to enter into toll manufacturing arrangements with third-party PV cell manufacturers to process a portion of our excess wafers into PV cells.

Availability and Price of Polysilicon

High purity polysilicon and polysilicon scraps are the most important raw materials used in our manufacturing process. Over the past few years, polysilicon suppliers have been raising their prices and adding manufacturing capacity in response to growing demand from the PV and semiconductor industries. Our average purchase price of polysilicon per kilogram, calculated based on the total contract price for the quantity of polysilicon purchased under these contracts during the relevant period of time, has increased by 185.5% in 2006 compared to 2005, by 30.2% in 2007 compared to 2006, and by 41.4% in the six months ended June 30, 2008 compared to 2007. The increasing price of polysilicon has driven up our manufacturing costs in the past three years and the six months ended June 30, 2008 and may further drive up our manufacturing costs notwithstanding our continuing efforts to use polysilicon more efficiently.

We have observed significant declines in the spot prices of polysilicon and the prices of other products in the PV value chain, which we believe to be primarily due to conditions in the global financial markets. However, we believe that the average price of polysilicon may gradually stabilize in the near term, driven by the increased demand for polysilicon and PV products as a result of lower pricing and delays or cancellations of partially funded and new polysilicon plants as a result of financing constraints. The average price of polysilicon over the medium to long term will depend on a number of factors, including the scope and progress of current and future manufacturing capacity expansion plans of polysilicon suppliers, the level of demand for polysilicon from the PV and semiconductor industries and any changes in government regulations and subsidies in respect of PV and other alternative energy industries that may significantly affect the demand outlook for polysilicon, as well as macro-economic conditions. We believe that none of these factors can be predicted with reasonable certainty as of the date of this prospectus, and the average price of polysilicon may increase or decrease significantly over the medium to long term as a result of any combination of such factors. Building polysilicon manufacturing lines generally requires significant upfront capital commitment and it typically takes an average of 18 to 24 months to construct a manufacturing line and put it into production. As a result, polysilicon suppliers are generally willing to expand their manufacturing capacity only if they are certain of sufficient potential customer demand to justify such capital commitment. Therefore, polysilicon suppliers typically require customers to make a certain percentage of an initial advance payment followed by additional advance payments of the remaining balance in advance of shipment. As a result, the purchase of polysilicon has required, and will continue to require, us to make significant working capital commitments beyond the capital generated from our cash flows from operations. We are required to maintain adequate cash position to continue to support our purchases of raw materials.

Our process technology enables us to increase our utilization of polysilicon scraps in the production of ingots and wafers. In addition, we also plan to utilize polysilicon scraps and lower-grade polysilicon to produce monocrystalline silicon suitable for combining into our production of ingots and wafers to reduce manufacturing costs. The price of polysilicon scraps has historically been significantly lower than the price of high purity polysilicon. However, due to the PV industry’s growing demand for polysilicon scraps, prices of polysilicon scraps have also been increasing.

The increase in demand for polysilicon which has outpaced the increase in polysilicon manufacturing capacity has caused polysilicon supply shortages in the PV industry since 2004, and as a result we have from time to time experienced late or failed deliveries and supply shortages. To date, such late or failed deliveries and supply shortages have had no material effect on our output level. As the PV industry continues to grow, the availability of high purity polysilicon and polysilicon scraps will, to a large extent, determine the output of PV product manufacturers. Failure to obtain sufficient quantities of high purity polysilicon and polysilicon scraps could limit our ability to expand our manufacturing capacity as currently planned and consequently decrease our revenues.

In order to secure adequate and timely supply of high purity polysilicon and polysilicon scraps, we have entered into various purchase agreements and memorandums of understanding with local and foreign suppliers, including the world’s major polysilicon suppliers. As of the date of this prospectus, we have secured all of our estimated polysilicon needs for 2008 based on our current capacity expansion plan. However, we cannot assure you that we will be able to secure sufficient quantities of polysilicon and polysilicon scraps to support the expansion of our manufacturing capacity as currently planned. See “Risk Factors — Risks Related to Us and the PV Industry — We are currently experiencing and may continue to experience an industry-wide shortage of polysilicon. Our failure to obtain sufficient quantities of polysilicon in a timely manner could disrupt our operations, prevent us from operating at full capacity or limit our ability to expand as planned, which will reduce, and limit the growth of, our manufacturing output and revenue.”

Historically, the effect of the increase in the cost of polysilicon has been partially offset by our greater scalability of operations, increasingly efficient use of polysilicon and improvements in our process technologies and increased price of PV modules. Our cost of revenues for the sale of PV modules as a percentage of net revenues from the sale of PV modules increased from 69.8% in 2005 to 71.9% in 2006 on a combined basis and to 76.1% in 2007 and was 74.6% in the six months ended June 30, 2008.

Vertically Integrated Manufacturing Capabilities

We believe our vertically integrated business model offers us several advantages, particularly in areas of cost reduction and quality control, over our competitors that depend on third parties to source core product components. First, the vertical integration enables us to capture margins at every stage of the PV product value chain in which we are engaged. Second, by streamlining our manufacturing processes, we can reduce production costs and costs associated with toll manufacturing, packaging and transportation as well as breakage losses that occur during shipment between various production locations associated with toll manufacturing arrangements. Third, we control operations at substantially all stages of the PV value chain, including research and development, which enables us to more closely monitor the quality of our PV products from start to finish, and design and streamline our manufacturing processes in a way that enables us to leverage our technologies more efficiently and reduce costs at each stage of the manufacturing process. We believe that the synergy effect from our vertically integrated business model has enabled us to reduce the quantity of polysilicon we use to make PV modules, improve the conversion efficiency of our PV cells and reduce the lead time needed to fulfill our customer orders.

Competition and Product Pricing

PV modules, which are currently our principal products, are priced primarily on the basis of the number of watts of electricity they generate and the market price per watt for PV modules. We price our PV modules based on the prevailing market prices at the time we enter into sales contracts with our customers or as our customers place their purchase orders with us, taking into account various factors including, among others, the size of the contract or the purchase order, the strength and history of our relationship with a particular customer and our polysilicon costs. We believe that the quality of our PV products and our low-cost manufacturing capabilities have enabled us to price our products competitively and will further provide us with flexibility in adjusting the price of our products without significantly affecting our profit margins.

Since 2003 and until recently, the average selling price for PV modules has been rising across the industry, due to the high demand for PV modules as well as rising polysilicon costs during the same period. Correspondingly, the average selling price per watt of our PV modules increased from US$3.49 in 2005 to US$3.82 in 2006 on a combined basis to US$3.86 in 2007 and was US$4.20 in the six months ended June 30, 2008 (each computed as the total sales of PV modules divided by the total watts of the PV modules sold during a given period, and translated into U.S. dollars at the noon buying rate at the end of such period as certified by the United States Federal Reserve Board). However, we expect that the prices of PV products, including PV modules, may decline over time due to increased supply of PV products, reduced manufacturing costs from economies of scale, advancement of manufacturing technologies and cyclical downturns in the price of polysilicon. Fluctuations in prevailing market prices may have a material effect on the prices of our PV modules and our profitability, particularly if the price of PV modules declines or if the price of PV modules rises at a slower pace than the cost of polysilicon increases.

We sell our PV modules primarily through sales contracts with a term of less than one year and are obligated to deliver PV modules according to pre-agreed prices and delivery schedules.

Manufacturing Technologies

The advancement of manufacturing technologies is important in increasing the conversion efficiency of PV cells and reducing the production costs of PV products. Because PV modules are priced based on the number of watts of electricity they generate, higher conversion efficiency generally leads to higher revenues from the sale of PV modules.

We have been continuously developing advanced manufacturing technologies to increase the conversion efficiency of our PV cells. We employ a number of techniques to reduce our production costs while striving to reach a PV cell conversion efficiency ratio that is on par with or above an acceptable range. First, we use multicrystalline polysilicon, which is less expensive than monocrystalline polysilicon for our feedstock. While multicrystalline polysilicon tends to yield lower conversion efficiency than monocrystalline polysilicon, we believe cost savings from the use of multicrystalline polysilicon outweigh the reduced level of conversion efficiency. Second, we use polysilicon feedstock that mixes high purity polysilicon with polysilicon scraps, which is substantially less expensive than high purity polysilicon, at a ratio which we believe yields an enhanced balance of cost and quality. Third, our research and development team continues to focus on finding ways to improve our manufacturing technology and reduce manufacturing costs without compromising the quality of our products.

Net Revenues

We currently derive net revenues from three sources:

•	sales of PV modules, which are currently our principal source of revenues and are primarily driven by market demand as well as our manufacturing capacity;

•	sales of PV systems, which consist of sales of PV systems and related installation services; and

•	other revenues, which consist primarily of occasional sales of substandard PV cells, wafers and raw materials and to a lesser extent, sales from processing PV cells into PV modules for third-party vendors.

The following table sets forth each revenue source as a percentage of total consolidated net revenues for the periods indicated.

	For the Six Months Ended June 30,
	2007		2008
	RMB		RMB	US$
	(In thousands, except percentages)

Net revenues:
Sales of PV modules	1,314,539	98.9%	3,536,408	515,579	98.7%
Sales of PV systems	338	—	4,834	705	0.1
Other revenues	14,786	1.1	40,797	5,948	1.2

Total net revenues	1,329,663	100.0%	3,582,039	522,232	100.0%

Our net revenues are net of business tax, value-added tax, city construction tax, education surcharge and returns and exchanges of products. Key factors affecting our net revenues include the average selling price per watt and wattage of our PV modules sold.

We have been dependent on a limited number of customers for a significant portion of our revenues. In the six months ended June 30, 2008, sales to customers that individually exceeded 10% of our consolidated net revenues accounted for 38.0% of our consolidated net revenues, respectively. Our largest customers have changed from year to year due to the rapid growth of the sales of our PV modules, our diversification into new geographic markets and our ability to find new customers willing to place large orders with us. Customers whose purchases accounted for 10.0% or more of our consolidated net revenue were Elecnor S.A., Isolux Ingeniera S.A. and Acciona Energia S.A. in the six months ended June 30, 2008.

We currently sell most of our PV modules to customers located in Europe. The following table sets forth our total consolidated net revenues by geographic region for the periods indicated:

	Six Months Ended June 30,
	2007		2008
		% of Total Net			% of Total Net
Country	Net Revenues	Revenues	Net Revenues		Revenues
	RMB		RMB	US$
	(In thousands, except percentages)

Europe:
Germany	131,243	9.9%	737,549	107,528	20.6%
Spain	991,302	74.5	2,358,287	343,819	65.8
Italy	56,593	4.2	13,283	1,937	0.4
Others	2,238	0.2	105,757	15,419	3.0

Subtotal — Europe	1,181,376	88.8	3,214,876	468,703	89.8
China	38,234	2.9	66,174	9,648	1.8
Hong Kong	79,914	6.0	—	—	—
United States	—	—	55,953	8,157	1.6
Other regions	30,144	2.3	245,036	35,724	6.8

Total revenues	1,329,668	100.0%	3,582,039	522,232	100.0%

Sales tax and surcharge	(5)		—	—

Total net revenues	1,329,663		3,582,039	522,232

All of our net revenues from sales of PV systems are currently derived from China.

Cost of Revenues and Operating Expenses

The following table sets forth our gross profit margins, operating profit margins and cost of revenues and operating expenses as percentages of our total net revenues for the periods indicated:

	Six Months Ended June 30,
	2007		2008
		% of Total Net			% of Total Net
		Revenues			Revenues
	RMB		RMB	US$
	(In thousands, except percentages)

Total net revenues	1,329,663	100.0%	3,582,039	522,232	100.0%
Cost of revenues:
Cost of PV module sales	1,018,224	76.6	2,637,584	384,538	73.6
Cost of PV system sales	290	—	3,049	445	0.1
Cost of other revenues	16,775	1.3	37,369	5,448	1.1
Total cost of revenues	1,035,289	77.9	2,678,002	390,431	74.8
Gross Profit	294,374	22.1	904,037	131,801	25.2
Operating expenses:
Selling expenses:	42,120	3.1	86,427	12,600	2.4
General and administrative expenses	52,955	4.0	124,933	18,214	3.5
Research and development expenses	10,755	0.8	14,304	2,086	0.4
Total operating expenses	105,830	7.9	225,664	32,900	6.3
Income from operations	188,544	14.2%	678,373	98,901	18.9%

Cost of Revenues

Our cost of PV module sales consists primarily of:

Polysilicon.  The cost of high-purity polysilicon and polysilicon scraps is the largest component of our total cost of revenues. We purchase polysilicon from various suppliers, including silicon manufacturers and distributors.

Other Raw Materials.  Other raw materials include crucibles, silicon carbides, cutting fluid, steel cutting wires, alkaline detergents, metallic pastes, laminate materials, silica gel, tempered glass, aluminum frames, solder, junction boxes, cables, connectors and other chemical agents and electronic components.

Toll Manufacturing.  We process silicon raw materials into ingots and produce wafers, PV cells and PV modules in-house. As our PV cell manufacturing capacity used to be less than the production capacities for our wafers and PV modules, we used to send a portion of excess wafers to third-party PV cell manufacturers and receive PV cells from them under toll manufacturing arrangements which are then used to produce our PV modules. The cost of producing PV cells through a toll manufacturing arrangement is typically higher than the cost of producing them in-house. Having attained overall annual manufacturing capacity for each of polysilicon ingots and wafers, PV cells and PV modules of 200 megawatts in July 2007 and further to 400 megawatts in September 2008, our PV cell production has reached the same level as our wafer and PV module production through the ramp-up of our manufacturing capacity. Therefore, we expect to use toll manufacturing arrangements only in limited circumstances, such as to fill potential shortfalls in manufacturing capacity along the product chain until the disparity between our wafer manufacturing capacity and the PV cell manufacturing capacity is resolved.

Direct Labor.  Direct labor costs include salaries and benefits for personnel directly involved in the manufacturing activities.

Overhead.  Overhead costs include utilities, maintenance of production equipment, land use rights and other ancillary expenses associated with the manufacturing activities.

Depreciation of Property, Plant and Equipment.  Depreciation of property, plant and equipment is provided on a straight-line basis over the estimated useful life, which is 30 years for buildings, eight to ten years for machinery and motor vehicles and four to five years for electronic equipment and furniture and fixtures, taking into account their estimated residual value. Due to our capacity expansion, depreciation in absolute terms has increased significantly. We expect this trend to continue as we continue to expand our manufacturing capacity and build new facilities to attain an overall annual manufacturing capacity for each of polysilicon ingots and wafers, PV cells and PV modules of 600 megawatts in the third quarter of 2009.

Warranty Cost.  Our PV modules are typically sold with a two-year limited warranty for defects in materials and workmanship, and a ten-year and 25-year limited warranty against declines of more than 10.0% and 20.0%, respectively, from the initial power generation capacity at the time the product is sold. Such warranties require us to fix or replace the defective products. We currently accrue the equivalent of 1% of gross revenues for potential warranty obligations. We have not experienced any significant warranty claims since we started selling PV modules in January 2003. In the six months ended June 30, 2008, we recorded warranty expense of RMB 35.3 million (US$5.1 million).

The cost of PV systems includes the costs of PV modules, batteries, inverters, other electronic components and related materials and labor.

Our cost of revenues is affected primarily by our ability to control raw material costs, achieve economies of scale in our operations and manage our vertically integrated product chain efficiently, which includes our prudent use of toll manufacturing arrangements to fill potential shortfalls in manufacturing capacity along the product chain until the disparity between our wafer manufacturing capacity and the PV cell manufacturing capacity is resolved. Furthermore, we balance automation and manual operation in our manufacturing process, and have been able to increase operating efficiencies and expand our manufacturing capacity cost-effectively.

Gross Profit and Gross Margin

Our gross profit is affected by a number of factors, including the average selling prices for our PV products, the cost of polysilicon, product mix, economies of scale and benefits from vertical integration and our ability to cost-efficiently manage our raw material supply. Our gross profit was RMB 956.8 million (US$139.5 million) and RMB 904.0 million (US$131.8 million) in 2007 and the six months ended June 30, 2008, respectively. Our gross profit margin was 23.6% and 25.2% for 2007 and the six months ended June 30, 2008, respectively. The increase in gross margin from 2007 to the six months ended June 30, 2008 was primarily due to the cost reduction achieved through research and development efforts at each stage of our vertically integrated manufacturing process.

We may continue to face margin compression pressure in the sales of PV modules due to the increase in the market price of polysilicon and intense competition in the PV module market. We have been able to alleviate some of the margin pressure by manufacturing polysilicon ingots using a higher proportion of cheaper low-purity silicon materials. Furthermore, we believe that as our PV business expands and attains parity in manufacturing capacity for different phases of our product value chain, economies of scale and the cost reduction achieved through research and development efforts at each stage of our vertically integrated manufacturing process, among other factors, will have a positive effect on our gross profit margins over time.

Operating Expenses

Our operating expenses consist of:

•	Selling Expenses, which consist primarily of advertising costs, salaries and employee benefits of sales personnel, sales-related travel and entertainment expenses, amortization of intangible assets (including backlog and customer relationships), share-based compensation expenses, audit, legal and consulting fees and other selling expenses including sales commissions paid to our sales agents. We expect that our selling expenses will increase in the near term as we increase sales efforts, hire additional sales personnel, target new markets and initiate additional marketing programs to build up our brand. However, we expect that selling expenses will decrease as a percentage of net revenues over time as we achieve greater economies of scale.

•	General and Administrative Expenses, which consist primarily of salaries and benefits for our administrative and finance personnel, bad debt expenses, other travel and entertainment expenses, bank charges, amortization of technical know-how, depreciation of equipment used for administrative purposes and share-

based compensation expenses. We expect the general and administrative expenses will increase in the near term as a percentage of net revenue as we hire additional personnel and incur professional expenses to support our operations as a listed company in the United States. However, we expect that general and administrative expenses will decrease as a percentage of net revenues over time as we achieve greater economies of scale.

•	Research and Development Expenses, which consist primarily of costs of raw materials used in research and development activities, salaries and employee benefits for research and development personnel, and prototype and equipment costs relating to the design, development, testing and enhancement of our products and manufacturing process. We are a party to several research grant contracts with the PRC government under which we receive funds for specified costs incurred in certain research projects. We record such amounts as a reduction to research and development expenses when the related research and development costs are incurred. We expect our research and development expenses (not adjusted for offsets by government grants) to increase as we place a greater strategic focus on PV system sales in overseas markets and as we continue to hire additional research and development personnel and focus on continuous innovation of process technologies for our PV products, including improving the technical know-how to produce ingots and wafers with a higher proportion of polysilicon scraps without compromising the conversion efficiency of our PV cells and modules. We conduct our research and development, design and manufacturing operations in China, where the costs of skilled labor, engineering and technical resources, as well as land, facilities and utilities, tend to be lower than those in more developed countries.

Taxation

Under current laws of the Cayman Islands, we are not subject to income or capital gains tax. Additionally, dividend payments made by us are not subject to withholding tax in the Cayman Islands.

Tianwei Yingli, which is registered and operates in a “national high-tech zone” in Baoding, China, qualified as a “high and new technology enterprise” under the FIE Income Tax Law and as a result has been entitled to a preferential income tax rate of 15.0% through 2007. In accordance with the FIE Income Tax Law and the related implementation rules, as a foreign invested enterprise primarily engaged in manufacturing, Tianwei Yingli was entitled to a two-year exemption from the 15.0% enterprise income tax for its first two profitable years following its conversion into a Sino-foreign equity joint venture company, which are 2007 and 2008 for purposes of relevant PRC tax regulations. Tianwei Yingli was thereafter expected to be entitled to a preferential enterprise income tax rate of 7.5% for the succeeding three years, or until 2011.

On March 16, 2007, the National People’s Congress passed the EIT Law, which adopts a uniform income tax rate of 25% for most domestic enterprises and foreign investment enterprises. The EIT Law became effective on January 1, 2008. The EIT Law provides a five-year transition period from its effective date for enterprises established before the promulgation date of the EIT Law which were entitled to a preferential tax rate under the then effective tax laws or regulations. Furthermore, under the EIT Law, entities that qualify as “high and new technology enterprises strongly supported by the state” are entitled to the preferential income tax rate of 15% after the transition period, if any, expires. The Ministry of Science and Technology, the Ministry of Finance and the State Administration of Taxation jointly issued the Administrative Regulations on the Recognition of High and New Technology Enterprises on April 14, 2008 and the Guidelines for Recognition of High and New Technology Enterprises on July 8, 2008. Tianwei Yingli will apply for the recognition of “high and new technology enterprise” in accordance with the new regulations. On December 26, 2007, the PRC government issued detailed implementation rules regarding the applicable tax rates during the transition period. Under the EIT Law and its implementation rules, enterprises that were established and already enjoyed preferential tax treatments before March 16, 2007 will continue to enjoy them, except the preferential treatment for a “High and New Technology Enterprise” until such status in obtained under the EIT Law. Under the EIT Law and the various implementation rules, Tianwei Yingli will continue to enjoy its unexpired tax holiday which will be applied to the new income tax rate of 25%, resulting in a tax rate of 0%, 12.5%, 12.5%, 12.5% for the calendar years from 2008 to 2011 and 25% thereafter.

Moreover, the EIT Law and implementation rules impose a 10% withholding tax for distributions of dividends accrued after January 1, 2008 by a foreign investment enterprise to its immediate overseas holding company, insofar as the later is treated as a non-resident enterprise. Distributions of earnings generated before January 1, 2008 are exempted from such withholding tax under the EIT Law and implementation rules. Therefore, we have not recognized a deferred tax liability for undistributed earnings through December 31, 2007. We intend to reinvest undistributed earnings generated in the six months ended June 30, 2008 and therefore have not recognized a deferred tax liability for that period.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) disclosure of contingent assets and liabilities at the end of each reporting period and (iii) the reported amounts of revenues and expenses during each reporting period. We continually evaluate these estimates and assumptions based on historical experience, knowledge and assessment of current business and other conditions, expectations regarding the future based on available information and reasonable assumptions, which together form a basis for making judgments about matters not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We consider the policies discussed in our annual report on Form 20-F for the fiscal year ended December 31, 2007 and below to be critical to an understanding of our financial statements as their application places the most significant demands on the judgment of our management.

Long-Lived Assets

Our intangible assets balance, which increased from December 31, 2007 to June 30, 2008, primarily consisted of technical know-how, customer relationships, long-term supplier agreements and trademarks that were acquired in connection with our acquisitions of minority interests of 3.90% in Tianwei Yingli on March 14, 2008. We allocate the purchase price to the assets acquired and liabilities assumed based on their estimated fair value on the date of acquisition, which we refer to as the purchase price allocation. As part of the purchase price allocation, we are required to determine the fair value of any intangibles acquired.

The determination of the fair value of the intangible assets acquired involves certain judgments and estimates. These judgments can include, but are not limited to, the cash flows that an asset is expected to generate in the future. The fair values as of March 14, 2008 of the intangible assets acquired were also determined by American Appraisal China Limited, as set forth in its valuation report dated May 23, 2008 (for the valuation of such intangible assets as of March 14, 2008). For technical know-how, the fair value was determined based on the excess-earning approach using the present value of the projected earnings attributable to the technical know-how. For customer relationships, the fair value was based on the excess earnings which take into consideration the projected cash flows to be generated from these customers. Future cash flows are predominately based on the net income forecast of these customers which has taken into consideration historical customer attrition and revenue growth. The resulting cash flows are then discounted at a rate approximating our weighted average cost of capital. For long-term supplier agreements, the fair value was based on the discounted present value of the difference between the price of polysilicon as agreed in the supplier agreements and market price. For trademarks, the fair value was based on the “relief from royalty” approach representing the present value of the after-tax cost savings from royalty payments.

We depreciate and amortize our property, plant, equipment and intangible assets, using the straight-line method over the estimated useful lives of the assets. We make estimates of the useful lives of plant and equipment (including the salvage values) in order to determine the amount of depreciation expense to be recorded during each reporting period. We estimate the useful lives at the time the assets are acquired based on historical experience with similar assets as well as anticipated technological or other changes. If technological changes were to occur more rapidly than anticipated or in a different form than anticipated, we might shorten the useful lives assigned to these assets, which would result in the recognition of increased depreciation and amortization expense in the future periods. There has been no change to the estimated useful lives or salvage values during the six months ended June 30, 2008.

We evaluate long-lived assets, including property, plant and equipment and intangible assets, which are subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We assess recoverability by comparing the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, we recognize an impairment charge based on the amount by which the carrying amount of the asset exceeds the fair value of the asset. We estimate the fair value of the asset based on the best information available, including prices for similar assets and in the absence of an observable market price, the results of using a present value technique to estimate the fair value of the asset. For our trademarks which are not subject to amortization, an impairment loss is recognized to the extent that the carrying amount exceeds the fair value of the asset. For the periods presented, no impairment on our long-lived assets was recorded.

Share-Based Compensation

As further described in Note 13 to our consolidated financial statements, we account for share-based compensation under Statement of Financial Accounting Standards No. 123R, Share-Based Payment, or SFAS No. 123R. Under SFAS No. 123R, the cost of all share-based payment transactions must be recognized in our consolidated financial statements based on their grant-date fair value over the required period, which is generally the period from the date of grant to the date when the share compensation is no longer contingent upon additional service from the employee, or the vesting period. We determine the fair value of our employees’ share options as of the grant date using the Black-Scholes option pricing model.

Under this model, we make a number of assumptions regarding the fair value of the options, including:

•	the estimated fair value of our ordinary shares on the grant date for options granted prior to our initial public offering;

•	the maturity of the options;

•	the expected volatility of our future ordinary share price;

•	the risk-free interest rate, and;

•	the expected dividend rate.

Prior to our initial public offering, for the purpose of determining the estimated fair value of our share options that have been granted, we believe that the expected volatility and the estimated share price of our ordinary shares are the most critical assumptions since we were a privately-held company on the date we granted our options. The estimated fair value of our ordinary shares on the date of grant was determined based on valuation also performed by American Appraisal China Limited on our ordinary shares, as set forth in its valuation report, dated March 30, 2007, for the valuation of our share options as of December 31, 2006, supplemented by the forecasted profitability and cash flows of our business. American Appraisal China Limited estimated the expected volatility of our future ordinary share price based on the price volatility of the publicly traded ordinary shares of 11 comparable companies in the PV manufacturing business whose shares are publicly traded over the most recent period to be equal to the expected option life of our employees’ share option.

For the share options granted after our initial public offering, the fair value of our ordinary share on the grant date is determined by the closing trade price of our ordinary shares on the grant date. Since we did not have a sufficient trading history at the time the options were issued, we estimated the expected volatility of our ordinary share price by referring to 11 comparable companies in the PV manufacturing business whose shares are publicly traded over the most recent period to be equal to the expected option life of our employees’ share option.

As of June 30, 2008, options to purchase 1,984,728 ordinary shares of our company were outstanding. The following table sets forth information regarding our outstanding employee share options as of June 30, 2008:

				Weighted
				Average
		Weighted		Remaining
	Number of	Average		Contractual	Aggregate
	Shares	Exercise Price		Term	Intrinsic Value

Outstanding as of December 31, 2007	1,426,629	US$	14.42
Granted	593,099	US$	24.15
Exercised	—		—
Forfeited or expired	35,000	US$	21.05

Outstanding as of June 30, 2008	1,984,728	US$	17.21	9.13 years	US$	9,143,239

Exercisable as of June 30, 2008	187,217	US$	4.27	8.58 years	US$	2,180,352

Based on the closing price of our ordinary shares of US$15.92 per share as of June 30, 2008, the aggregated intrinsic value of the options outstanding as of June 30, 2008 was approximately US$9.14 million.

We recorded non-cash share-based compensation expense for our restricted shares and stock options of RMB 28.1 million (or US$4.0 million as translated at the applicable average exchange rate prevailing during that period) for the six months ended June 30, 2008.

Valuation of Inventories

Our inventories are stated at the lower of cost or net realizable value. We routinely evaluate quantities and value of our inventories in light of current market conditions and market trends, and record a write-down against the cost of inventories for a decline in net realizable value. The evaluation takes into consideration historic usage, expected demand, anticipated sales price, new product development schedules, the effect that new products might have on the sale of existing products, product obsolescence, customer concentrations, product merchantability and other factors. Market conditions are subject to change and actual consumption of inventories could differ from forecasted demand. Furthermore, the price of polysilicon, our primary raw material, is subject to fluctuations based on global supply and demand. Our management continually monitors the changes in the purchase price paid for polysilicon, including prepayments to suppliers, and the impact of such change on our ability to recover the cost of inventory and our prepayments to suppliers. Our products have a long life cycle and obsolescence has not historically been a significant factor in the valuation of inventories. For the six months ended June 30, 2008, inventory write-downs, which are included in cost of revenues, were RMB 4.9 million (US$0.7 million).

Allowance for Doubtful Accounts

We establish an allowance for doubtful accounts for the estimated loss on receivables when collection may no longer be reasonably assured. We assess collectibility of receivables based on a number of factors including the customer’s financial condition and creditworthiness. We make credit sales to major strategic customers in Europe. To reduce credit risks relating to other customers, we require some of our customers to pay a major portion of the purchase price by letters of credit and require advance payments from some of our customers. Recently, the portion of our customers that are required to make advance payments has decreased. Because of the strong credit worthiness of our major European customers and the advance payment and the letter of credit payment requirements that we impose on certain of our other customers and healthy creditability of our major customers, our allowance for doubtful accounts and provisions for bad debt have not been significant. Our accounts receivable balance had grown significantly due to sales to several major customers. We manage our credit risk by requiring those customers to pay a portion of the purchase price by letters of credit. As a result, our allowance for doubtful accounts did not increase significantly from December 31, 2007 through June 30, 2008. During the six months ended June 30, 2008, our provision for doubtful accounts amounted to RMB 0.7 million (US$0.1 million).

The following table presents the movement of allowance for doubtful accounts for the six months ended June 30, 2007 and 2008:

	Yingli Green Energy
	For the Six Months Ended June 30,
	2007	2008	2008
	RMB	RMB	US$
	(In thousands)

Balance at the beginning of the period	(2,309)	(2,618)	(382)
Additions charged to bad debt expense	(25)	(702)	(102)
Write-off of accounts receivable charged against the allowance	—	1,148	167
Balance at the end of the period	(2,334)	(2,172)	(317)

Results of Operations

	Yingli Green Energy
	For the Six Months Ended June 30,
	2007		2008	2008
	RMB	%	RMB	US$	%
	(In thousands, except percentages)

Net revenues:
Sales of PV modules	1,314,539	98.9%	3,536,408	515,579	98.7%
Sales of PV systems	338	—	4,834	705	0.1
Other revenues	14,786	1.1	40,797	5,948	1.2
Total net revenues	1,329,663	100.0%	3,582,039	522,232	100.0%
Cost of revenues:
Cost of PV modules sales	1,018,224	76.6%	2,637,584	384,538	73.6%
Cost of PV systems sales	290	—	3,049	445	0.1
Cost of other revenues	16,775	1.3	37,369	5,448	1.1
Total cost of revenues	1,035,289	77.9%	2,678,002	390,431	74.8%
Gross profit	294,374	22.1%	904,037	131,801	25.2%
Operating expenses:
Selling	42,120	3.1%	86,427	12,600	2.4%
General and administrative	52,955	4.0	124,933	18,214	3.5
Research and development	10,755	0.8	14,304	2,086	0.4
Total operating expenses	105,830	7.9%	225,664	32,900	6.3%
Income from operations	188,544	14.2%	678,373	98,901	18.9%
Equity in loss of an affiliate	(350)	—	(200)	(29)	—
Interest expense, net	(38,902)	(3.0)	(62,191)	(9,067)	(1.7)
Foreign currency exchange losses, net	(17,523)	(1.3)	(1,894)	(276)	(0.1)
Other income	—	—	3,120	455	0.1
Income tax benefit	777	0.1	2,303	336	0.1
Income before minority interests	132,546	10.0	619,511	90,320	17.3
Minority interests	(60,960)	(4.6)	(188,779)	(27,523)	(5.3)
Net income	71,586	5.4%	430,732	62,797	12.0%

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

Net Revenues.  Our total net revenues were RMB 3,582.0 million (US$522.2 million) in the six months ended June 30, 2008, which increased significantly from the total net revenues of RMB 1,329.7 million for six months ended June 30, 2007, primarily due to increased production output and the continued strong growth in market demand for PV modules. Production output increased primarily due to a new production line of 100 megawatts completed in July 2007 coupled with improvements in operational efficiency and capacity utilization at each stage of our manufacturing process from our research and development efforts, commencement of full production of 180-micron wafers, higher yields resulting from reduced breakage rates and achievements in increasing cell conversion efficiency rates. As a result of increased production output, total PV module shipments increased to 122.7 megawatts in the six months ended June 30, 2008 from 45.7 megawatts in the six months ended June 30, 2007. Primarily due to the continued strong growth in the market demand for PV modules, the average selling price for PV modules increased to US$4.20 per watt in the six months ended June 30, 2008, from US$3.78 per watt in the six months ended June 30, 2007.

Net revenues from sales of PV modules were RMB 3,536.4 million (US$515.6 million), or 98.7% of total net revenues for the six months ended June 30, 2008, as compared to RMB 1,314.5 million, or 98.9% of total net revenues for the six months ended June 30, 2007. Our PV module sales in Europe amounted to RMB 3,214.9 million (US$468.7 million) in the six months ended June 30, 2008, which increased significantly from PV module sales in Europe of RMB 1,181.4 million for the six months ended June 30, 2007, due principally to a continued strong growth in demand in Europe for PV modules. As a percentage of total net revenues, our PV module sales in Europe increased slightly to 89.7% in the six months ended June 30, 2008 from 88.8% for the six months ended June 30, 2007. Within Europe, there were also significant changes from the six months ended June 30, 2007. Our PV module sales in Germany in the six months ended June 30, 2008 were RMB 737.5 million (US$107.5 million), or 20.6% of our total net revenues, which increased from the PV module sales in Germany of RMB 131.2 million, or 9.9% of total net revenues, for the six months ended June 30, 2007, primarily due to increased demand from Germany and our increasing brand recognition. Our PV module sales in Spain in the six months ended June 30, 2008 were RMB 2,358.3 million (US$343.8 million), or 65.8% of our total net revenues, which significantly increased from PV module sales in Spain of RMB 991.3 million, or 74.5% of total net revenues, for the six months ended June 30, 2007. The increase in our PV module sales in Spain in 2008 was primarily due to the favorable government incentives for PV products in Spain. Our PV module sales in Italy in the six months ended June 30, 2008 were RMB 13.3 million (US$1.9 million), or 0.4% of our total net revenues, which significantly decreased from PV module sales in Italy of RMB 56.6 million, or 4.2% of total net revenues, for the six months ended June 30, 2007. Our PV module sales in France in the six months ended June 30, 2008 were RMB 86.6 million (US$12.6 million), or 2.4% of our total net revenues, which compared with nil for the six months ended June 30, 2007.

Net revenues from sales of PV systems were RMB 4.8 million (US$0.7 million), or 0.1% of total net revenues for the six months ended June 30, 2008, as compared to RMB 0.3 million, or 0.03% of total net revenues, for the six months ended June 30, 2007, from sales of PV systems in China which remains a relatively small market.

Other revenues amounted to RMB 40.8 million (US$5.9 million) for the six months ended June 30, 2008, as compared to RMB 14.8 million for the six months ended June 30, 2007, primarily from the occasional sales of substandard PV cells and wafers. Other revenue as a percentage of total net revenues was 1.2% in the six months ended June 30, 2008, as compared to 1.1% in the six months ended June 30, 2007.

Cost of Revenues.  Cost of PV modules sales as a percentage of net revenues from PV modules was 74.6% in the six months ended June 30, 2008, as compared to 77.5% for the six months ended June 30, 2007. The decrease in cost of PV modules as a percentage of net revenues from PV modules in the six months ended June 30, 2008 from the six months ended June 30, 2007 was primarily due to a decrease in polysilicon usage per watt in six months ended June 30, 2008 resulting from the production of thinner wafers and PV cells with higher conversion efficiencies for use in our PV modules, cost reductions achieved through research and development efforts at each stage of our vertically integrated manufacturing process, which together more than offset the increase in costs of polysilicon.

Cost of PV systems sales as a percentage of net revenues from sales of PV systems was 63.1% for the six months ended June 30, 2008, as compared to 85.7% for the six months ended June 30, 2007. The decrease in cost of PV systems as a percentage of net revenues from PV systems in the six months ended June 30, 2008 from the six months ended June 30, 2007 was primarily due to the increase in the average selling price of PV systems in China.

Gross Profit.  As a result of the factors described above, our gross profit was RMB 904.0 million (US$131.8 million) in the six months ended June 30, 2008, which significantly increased from RMB 294.4 million for the six months ended June 30, 2007. Our gross profit margin increased to 25.2% for the six months ended June 30, 2008 from 22.1% for the six months ended June 30, 2007. This increase in gross profit margin was the result of a higher average selling price and the cost reduction achieved through research and development efforts at each stage of our vertically integrated manufacturing process.

Operating Expenses.  Our operating expenses were RMB 225.7 million (US$32.9 million) in the six months ended June 30, 2008, which significantly increased from RMB 105.8 million for the six months ended June 30, 2007. Operating expenses as a percentage of net revenue decreased to 6.3% for the six months ended June 30, 2008 from 7.9% for the six months ended June 30, 2007 for reasons described below.

•	Selling Expenses. Our selling expenses were RMB 86.4 million (US$12.6 million) in the six months ended June 30, 2008, which significantly increased from RMB 42.1 million for the six months ended June 30, 2007. This increase was primarily due to a significant increase in marketing activities for our PV modules to RMB 23.8 million (US$3.5 million), and an increase in amortization expenses to RMB 13.3 million (US$1.9 million) for intangible assets relating to customer relationships and order backlogs, which were allocated to selling expenses. Selling expenses as a percentage of net revenues decreased to 2.4% for the six months ended June 30, 2008 from 3.1% for the six months ended June 30, 2007, primarily due to increasing economies of scale.

•	General and Administrative Expenses. Our general and administrative expenses were RMB 124.9 million (US$18.2 million) in the six months ended June 30, 2008, which significantly increased from RMB 53.0 million in the six months ended June 30, 2007. The increase in general and administrative expenses in the six months ended June 30, 2008 was primarily due to a significant increase in the number of administrative staff and the hiring of senior executive officers related to the expansion of our operations to RMB 29.2 million (US$4.3 million) and an increase in amortization expenses to RMB 16.4 million (US$2.4 million) for intangible assets relating to technology know-how which were allocated to general and administrative expenses, and increasing audit, legal and consulting fees. General and administrative expenses as a percentage of net revenues decreased to 3.5% in the six months ended June 30, 2008 from 4.0% for the six months ended June 30, 2007 primarily due to increasing economies of scale.

•	Research and Development Expenses. Our research and development expenses were RMB 14.3 million (US$2.1 million) in the six months ended June 30, 2008, compared to RMB 10.8 million in the six months ended June 30, 2007. The increase in research and development expenses in the six months ended June 30, 2008 was primarily a result of the research and development expenses relating to the production of thinner, 180-micron wafers, higher yields resulting from reduced breakage rates and higher cell conversion efficiency rates. Research and development expenses as a percentage of net revenues were 0.4% for the six months ended June 30, 2008 and 0.8% for the six months ended June 30, 2007.

Income from Operations.  Income from operations was RMB 678.4 million (US$98.9 million) in the six months ended June 30, 2008, RMB 188.5 million for the six months ended June 30, 2007. As a result of the cumulative effect of the above factors, the operating profit margin was 18.9% for the six months ended June 30, 2008 and 14.2% for the six months ended June 30, 2007.

Interest Expense, Net.  Net interest expense was RMB 62.2 million (US$9.1 million) in the six months ended June 30, 2008, which increased from RMB 38.9 million in the six months ended June 30, 2007, primarily due to an increase in the accreted interest on convertible senior notes upon maturity and the amortization of issuance costs in connection with the convertible senior notes offering that was completed in the fourth quarter of 2007.

Income Tax Benefit.  Tianwei Yingli is entitled to exemptions from the PRC national and local enterprise income tax for its first two profitable years and a 50% reduction in the enterprise income tax rate in the subsequent three years, beginning from calendar year 2007. As a result, our effective tax rate was negative 0.6% and negative 0.4% for each of the six months ended June 30, 2007 and 2008, respectively. In the six months ended June 30, 2007, Tianwei Yingli was exempted from the enterprise income taxes as a “high and new technology enterprise” under the FIE Income Tax Law. The new EIT Law provides a five-year transition period from its effective date for those enterprises which were established before the promulgation date of the new EIT law and which were entitled to a preferential lower tax rate under the then effective tax laws or regulations. Further, according to the new EIT Law, entities that qualify as “High and New Technology Enterprises strongly supported by the state” are entitled to the preferential EIT rate of 15%. However, the new recognition criteria and procedures for “High and New Technology Enterprises” under the new EIT Law were not issued until April 14, 2008 and July 8, 2008. Therefore, as of June 30, 2008, Tianwei Yingli had yet to apply for the status as a “High and New Technology Enterprises”. Further, on December 26, 2007, the PRC government passed the detailed implementing rules which allow enterprises to continue to enjoy their unexpired tax holiday under the previous income tax laws and rules. Therefore, under the new EIT law, Tianwei Yingli will continue to enjoy its previous unexpired tax holiday which will be applied to the new tax rate of 25%, resulting in tax rates of 0%, 12.5%, 12.5%, 12.5% for the calendar years from 2008 to 2011 and 25% thereafter. We recorded an income tax benefit of RMB 2.3 million (US$0.3 million) in the six months ended June 30, 2008, and an income tax benefit of RMB 0.8 million in the six months ended June 30, 2007.

Foreign Currency Exchange Loss.  Foreign currency exchange loss was RMB 1.9 million (US$0.3 million) for the six months ended June 30, 2008, compared to a foreign currency exchange loss of RMB 17.5 million for the six months ended June 30, 2007. The decrease in foreign currency exchange loss in the six months ended June 30, 2008 was primarily due to the depreciation of the U.S. dollar against the Renminbi, which was partially offset by a gain resulting from the appreciation of the Euro against Renminbi and the remeasurement of accounts receivables and raw material prepayments denominated in the Euro during the period.

Minority Interest.  Minority interest was RMB 188.8 million (US$27.5 million) in the six months ended June 30, 2008, which represents the income attributable to Tianwei Baobian’s ownership interest in Tianwei Yingli, which decreased to 25.99% as a result of our acquisition of an additional 7.98% and 3.90% interest in Tianwei Yingli on June 25, 2007 and March 14, 2008, respectively, as well as the 10% ownership interest in Yingli Beijing not held by Yingli Green Energy. Minority interest was RMB 61.0 million for the six months ended June 30, 2007. Minority interest for the six months ended June 30, 2007 represents income attributable to the equity interest of Tianwei Yingli and its subsidiary, Chengdu Yingli, not held by us during the six months ended June 30, 2007.

Net Income.  As a result of the cumulative effect of the above factors, our net income increased to RMB 430.7 million (US$62.8 million) in the six months ended June 30, 2008 as compared to RMB 71.6 million for the six months ended June 30, 2007. Our net profit margin amounted to 12.0% in the six months ended June 30, 2008 and 5.4% for the six months ended June 30, 2007. The tax holiday had the impact of increasing our net income by RMB 130.4 million (US$19.0 million) and net income attributable to ordinary shareholders on a basic per share basis by RMB 1.02 (US$0.15) and on a dilutive per share basis by RMB 1.01 (US$0.15) in the six months ended June 30, 2008. In the six months ended June 30, 2007, the tax holiday also had the impact of increasing our net income by RMB 19.1 million and net income attributable to ordinary shareholders on a basic per share basis by RMB 0.28 and on a dilutive per share basis by RMB 0.27.

Liquidity and Capital Resources

In addition, we discuss below our liquidity and capital resources for the six months ended June 30, 2008.

Cash Flows and Working Capital

Our ability to continue as a going concern for a reasonable period of time largely depends on the ability of our management to successfully execute our business plan (including increasing sales while decreasing operating costs and expenses) and, if required, the ability to obtain additional funds from third parties, including banks, and from our related parties or from the issuance of additional equity or debt securities. Our management believes increased sales, as we expand our market presence in Europe and other target markets as well as the proceeds from our the convertible senior notes offering and other financings entered into from time to time, will enable us to fund our operational cash flow needs and meet our commitments and current liabilities, as and when they come due, for a reasonable period of time.

The primary sources of our financing have been borrowings from banks, our equity interest holders, other related parties and other third parties, and private placements of our debt and equity securities as well as our initial public offering and convertible senior notes offering. As of June 30, 2008, we had RMB 674.7 million (US$98.4 million) in cash, RMB 141.2 million (US$20.6 million) in restricted cash, RMB 1,622.3 million (US$236.5 million) in outstanding short-term borrowings and RMB 0.9 million (US$0.1 million) in outstanding borrowings from related parties. As of June 30, 2008, we had outstanding convertible senior notes of RMB 1,216.0 million (US$177.3 million), which carried a term of more than one year.

As of June 30, 2008, our cash consisted of cash on hand, cash in bank accounts and interest-bearing savings accounts, and our restricted cash consisted of bank deposits for securing letters of credit and letters of guarantee granted to us.

Our outstanding short-term borrowings from banks as of June 30, 2008 were RMB 236.5 million (US$34.5 million), and bore a weighted-average interest rate of 7.33%. Such borrowings were made principally to fund prepayments to polysilicon suppliers and capital expenditure for our capacity expansion and to repay short-term borrowings. Our short-term borrowings from banks, some of which are guaranteed or entrusted by Tianwei Baobian, have a term of less than one year and expire at various times throughout the year. We have historically negotiated renewal of certain of these borrowings shortly before they mature.

In 2007, Tianwei Yingli made loans to Yuan Sheng in the amount of RMB 2.0 million (US$0.3 million) which were unsecured and free of interest and without definitive terms of repayment. As of June 30, 2008, RMB 2.0 million (US$0.3 million) remained outstanding on this loan.

We have historically been able to repay our borrowings mostly from refinancing or new or additional borrowings from our shareholders, related parties, other third parties as well as proceeds from our initial public offering and the convertible senior notes offering. We may also seek additional debt or equity financing or to use some of the proceeds from the convertible senior notes offering to repay the remaining portion of our borrowings. As we ramp up our current and planned operations in order to complete our expansion projects, we expect to generate cash from our expanded operations to repay a portion of our borrowings. If we are unable to obtain alternative funding or generate cash from our operations as required, our business and prospects may suffer. See “Risk Factors — Risks Related to Us and the PV Industry — We have significant outstanding short-term borrowings, and we may not be able to obtain extensions when they mature.”

We have significant working capital commitments because suppliers of high purity polysilicon and polysilicon scraps require us to make prepayments in advance of shipment. As of June 30, 2008, our advances or prepayments to suppliers was RMB 1,999.4 million (US$291.5 million) (including amounts due from related parties of RMB 215.5 million (US$31.4 million)).

Historically, we required many of our customers to make an advance payment of a certain percentage of their orders, a business practice that helped us to manage our accounts receivable, prepay our suppliers and reduce the amount of funds that we needed to finance our working capital requirements. However, this practice of requiring our customers to make advance payments has diminished, which in turn has increased our need to obtain additional short-term borrowings to fund our current cash requirements. For the six months ended June 30, 2008, a small portion of our revenue was derived from sales that required advance payments from our customers. Currently, a significant portion of our revenue is derived from credits sales to our customers, generally with payments due within two to five months. In addition, other customers now pay us through letters of credit, which typically take 30 to 90 days to be processed for us to be paid. As a result, the general decrease in the use of cash advance payments has negatively impacted our short-term liquidity and, coupled with increased sales to a small number of major customers, exposed us to additional and more concentrated credit risk since a significant portion of our outstanding accounts receivable is derived from sales to a limited number of customers. As of June 30, 2008, our five largest outstanding accounts receivable balance accounted for approximately 72.8% of our total outstanding accounts receivable. The failure of any of these customers to meet their payment obligations would materially and adversely affect our financial position, liquidity and results of operations. Although we have been able to maintain adequate working capital primarily through short-term borrowing, in the future we may not be able to secure additional financing on a timely basis or on terms acceptable to us or at all.

In addition, in anticipation of sharp rises in the price of polysilicon arising from the industry-wide shortage of polysilicon and increasing market demand for our PV modules, we made significant expenditures to purchase polysilicon in the six months ended June 30, 2008. As a result, our inventories increased to RMB 1,246.5 million (US$181.7 million) as of June 30, 2008. We also make prepayments for equipment purchases. Our prepayments for equipment purchases amounted to RMB 707.2 million (US$103.1 million) as of June 30, 2008.

The following table sets forth a summary of our cash flows for the periods indicated:

	Yingli Green Energy
	For the Six Months Ended June 30,
	2007	2008	2008
	RMB	RMB	US$
	(In thousands)

Net cash provided by (used in) operating activities	(614,258)	367,909	53,638
Net cash used in investing activities	(366,485)	(970,028)	(141,422)
Net cash provided by financing activities	2,556,459	363,572	53,006
Effect of foreign currency exchange rate changes on cash	(15,959)	(47,824)	(6,972)
Net increase (decrease) in cash	1,559,757	(286,371)	(41,750)
Cast at the beginning of the period	78,455	961,077	140,117
Cash at the end of the period	1,638,212	674,706	98,367

Operating Activities

Net cash provided by operating activities was RMB 367.9 million (US$53.6 million) in the six months ended June 30, 2008, primarily due to the expansion of sales from RMB 1,329.7 million for the six months ended June 30, 2007 to RMB 3,582.0 (US$522.2 million) for the six months ended June 30, 2008 with consistent accounts receivable turnover days, which decreased slightly from 59 days for the six months ended June 30, 2007 to 58 days for the six months ended June 30, 2008.

Investing Activities

Net cash used in investing activities was RMB 970.0 million (US$141.4 million) in the six months ended June 30, 2008, primarily due to purchases of property, plant and equipment for business expansion, which were RMB 828.4 million (US$120.7 million) for the six months ended June 30, 2008.

Financing Activities

Net cash provided by financing activities was RMB 363.6 million (US$53.0 million) in the six months ended June 30, 2008, primarily due to proceeds from bank borrowings of RMB 3,012.8 million (US$439.2 million) which were offset by the repayment of bank borrowings of RMB 2,651.8 million (US$386.6 million) for the six months ended June 30, 2008.

We believe that our current cash and available lines of credit will be sufficient to meet our anticipated present cash needs, including cash needs for working capital, capital expenditures and the proposed acquisition of Cyber Power, a development stage enterprise that plans to produce solar grade polysilicon. We plan to meet our cash needs for working capital and capital expenditures for the remainder of 2008 and beyond primarily through cash generated from operations, and to the extent required, through borrowings from financial institutions and/or issuances of equity and debt securities. We may, however, require additional cash due to changing business conditions or other future developments. If our existing cash is insufficient to meet our requirements, we may seek to borrow from financial institutions or our equity interest holders or seek additional equity contributions. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. Furthermore, the incurrence of additional debt, including the notes we offered in December 2007, could divert cash for working capital and capital expenditures to service debt obligations or result in operating and financial covenants that restrict our operations and Tianwei Yingli’s ability to pay dividends to us, and in turn, our ability to pay dividends to our shareholders. If we are unable to obtain additional equity contribution or debt financing as required, our business operations and prospects may suffer.

Capital Expenditures

We had capital expenditures of RMB 966.8 million (US$141.0 million) in the six months ended June 30, 2008, respectively. Our capital expenditures were used primarily to build manufacturing facilities for our PV products.

We estimate that we will make capital expenditures in 2008 in the amounts of approximately RMB 1.9 billion, which will be used primarily to build manufacturing facilities for our PV products. We currently plan to increase our overall annual manufacturing capacity of each of polysilicon ingots and wafers, PV cells and PV modules to 600 megawatts in the third quarter of 2009. In addition, in November 2008, we entered into a binding letter of intent to acquire Cyber Power, a development stage enterprise that plans to produce solar-grade polysilicon. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended June 30, 2008 — Related Party Transactions — Transactions with Mr. Liansheng Miao and Entities Controlled by Mr. Miao.” As of June 30, 2008, we committed an aggregate of RMB 1,844.8 million (US$268.9 million) to purchase property, plant and equipment for such expansion. We plan to fund part of the capital expenditures for such expansion with the proceeds, the convertible senior notes offering completed in December 2007, which we have injected into Yingli China in the form of an equity contribution, as well as additional borrowings from third parties, including banks, and, if any, cash from operations.

Contractual Obligations

As of June 30, 2008, we had approximately RMB 1,622.3 million (US$236.5 million) in borrowings from banks, RMB 1,216.0 million (US$177.3 million) outstanding in our convertible senior notes, RMB 1,844.8 million (US$269.0 million) in commitments for capital expenditures and RMB 8,726.2 million (US$1,272.2 million) in commitments for the purchase of polysilicon.

In July 2008, we entered into a loan agreement which provides us with a revolving facility of US$10 million at an interest rate equal to the relevant interbank rate, as determined by lender, plus 3%. Under the loan agreement, the lender may terminate, amend or supplement the facility or declare all outstanding amounts due and payable at any time by giving written notice to us. As of the date of this prospectus, we had US$10.0 million outstanding under the revolving facility.

In August 2008, Tianwei Yingli entered into a term facility agreement with Deutsche Investitions- und Entwicklungsgesellschaft mbH and Netherlands Development Finance Company, which provides Tianwei Yingli with a term facility of up to an aggregate amount of US$50 million for a term of five years. Borrowings under the facility will bear an interest rate of LIBOR plus 3%. The obligations of Tianwei Yingli under the term facility agreement are guaranteed by us pursuant to a guarantee agreement. The term facility agreement and the guarantee agreement each contain certain covenants, events of default and other terms and conditions. In November 2008, Tianwei Yingli entered into a supplemental agreement to the term facility agreement, which added The Société de Promotion et de Participation pour la Coopération Economique to the lender group and increased available credit by an additional US$25 million. As of the date of this prospectus, we had approximately US$50.0 million outstanding under the term facility.

In October 2008, Tianwei Yingli entered into a new credit line trade finance facility agreement with the Export-Import Bank of China, a government policy bank solely owned by China’s central government, which provides Tianwei Yingli with a short-term credit line of up to an aggregate principal amount of RMB500 million or its U.S. dollar equivalent subject to certain terms and conditions. As of the date of this prospectus, we had nil outstanding under the trade finance facility.

In November 2008, we entered into a binding letter of intent to acquire Cyber Power, a development stage enterprise that plans to produce solar-grade polysilicon. Under the terms of the letter of intent, we propose to acquire Cyber Power for an aggregate consideration in the range of US$70 million to US$80 million, which is determined with reference to the book value of Cyber Power’s net tangible assets and subject to adjustment after further due diligence. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended June 30, 2008 — Related Party Transactions — Transactions with Mr. Liansheng Miao and Entities Controlled by Mr. Miao.”

Quantitative and Qualitative Disclosures About Market Risk

Foreign Exchange Risk

Most of our sales are currently denominated in U.S. dollars and Euros, and to a lesser extent, in Renminbi, while a substantial portion of our costs and expenses is denominated in U.S. dollars, Renminbi, Japanese Yen and Euros. Under relevant PRC regulations, we are required to convert the foreign currencies we receive into Renminbi within specified time periods and prior to disbursement.

Fluctuations in currency exchange rates could have a significant effect on our financial stability due to a mismatch among various foreign currency-denominated assets and liabilities. Fluctuations in exchange rates, particularly among the U.S. dollar, Euro and Renminbi, affect our net profit margins and would result in foreign currency exchange gains and losses on our foreign currency denominated assets and liabilities. Our exposure to foreign exchange risk primarily relates to foreign currency exchange gains or losses resulting from timing differences between the signing of sales contracts or raw material supply contracts and the receipt of payment and the settlement or disbursement relating to these contracts.

As of June 30, 2008, we held an equivalent of RMB 3,750.0 million (US$546.7 million) in accounts receivable and prepayment to suppliers, of which an equivalent of RMB 1,541.2 million (US$224.7 million) were denominated in U.S. dollars and RMB 1,535.6 million (US$223.9 million) were denominated in Euro. As the substantial majority of our sales of our products and purchases of our raw materials are denominated in U.S. dollars and Euro, any significant fluctuations in the exchange rates between the Renminbi and the U.S. dollar and/or the Euro could have a material adverse effect on our results of operations. Moreover, we had significant monetary assets and liabilities denominated in U.S. dollars and Euro as of June 30, 2008, which consisted mainly of accounts receivable, prepayment to suppliers and accounts payable. Fluctuations in foreign exchange rates could also have a material adverse effect on the value of these monetary assets and liabilities denominated in U.S. dollars and Euro. Generally, appreciation of Renminbi against U.S. dollars and Euro will result in foreign exchange losses for monetary assets denominated in U.S. dollars and Euro and foreign exchange gains for monetary liabilities denominated in U.S. dollars and Euro. Conversely, depreciation of Renminbi against U.S. dollars and Euro will generally result in foreign exchange gains for monetary assets denominated in U.S. dollars and Euro and foreign exchange losses for monetary liabilities denominated in U.S. dollars and Euro.

Without taking into account the effect of the potential use of hedging or other derivative financial instruments, we estimate that a 10% appreciation of Renminbi based on the foreign exchange rate on December 31, 2007 would result in our holding Renminbi equivalents of RMB 1,387.1 million (US$202.2 million) for our accounts receivable and prepayment to suppliers denominated in U.S. dollars as of June 30, 2008. These amounts would represent net loss of RMB 154.1 million (US$22.5 million) for our accounts receivable and prepayment to suppliers denominated in U.S. dollars as of June 30, 2008. Conversely, we estimate that a 10% depreciation of Renminbi would result in our holding Renminbi equivalents of RMB 1,695.3 million (US$247.2 million) for our accounts receivable and prepayment to suppliers denominated in U.S. dollars as of June 30, 2008. These amounts would represent net income of RMB 154.1 million (US$22.5 million) for our accounts receivable and prepayment to suppliers denominated in U.S. dollars as of June 30, 2008.

Without taking into account the effect of the potential use of hedging or other derivative financial instruments, we estimate that a 10% appreciation of Renminbi based on the foreign exchange rate on December 31, 2007 would result in our holding Renminbi equivalents of RMB 1,378.4 million (US$201.0 million) for our accounts receivable and prepayment to suppliers denominated in Euro as of June 30, 2008. These amounts would represent net loss of RMB 157.2 million (US$22.9 million) for our accounts receivable and prepayment to suppliers denominated in Euro as of June 30, 2008. Conversely, we estimate that a 10% depreciation of Renminbi would result in our holding Renminbi equivalents of RMB 1,684.7 million (US$245.6 million) for our accounts receivable and prepayment to suppliers denominated in Euro as of June 30, 2008. These amounts would represent net income of RMB 149.1 million (US$21.7 million) for our accounts receivable and prepayment to suppliers denominated in Euro as of June 30, 2008.

Yingli Green Energy’s functional currency is U.S. dollars. Assets and liabilities of Yingli Green Energy are translated into our reporting currency, the Renminbi, using the exchange rate on the balance sheet date. Revenues and expenses are translated into our reporting currency, the Renminbi, at average rates prevailing during the period.

The gains and losses resulting from the translation of financial statements of Yingli Green Energy are recorded as a separate component of accumulated other comprehensive income within shareholders’ equity.

Tianwei Yingli’s functional currency is the Renminbi. Tianwei Yingli translates transactions denominated in other currencies into Renminbi and recognizes any foreign currency exchange gains and losses in our statement of income. Net foreign currency exchange loss was RMB 1.8 million in 2005 and RMB 8.1 million in 2006 due to the adjustment of the exchange rate between the U.S. dollar and Renminbi, beginning in July 2005 when the PRC government began to allow the Renminbi to fluctuate within a narrow and managed band against a basket of foreign currencies. Net foreign currency exchange loss was RMB 32.7 million (US$4.8 million) in 2007 primarily due to continued appreciation of Renminbi against the U.S. dollar, partially offset by sales denominated in Euro during this period as the Euro appreciated against Renminbi. Net foreign currency exchange loss was RMB 1.9 million (US$0.3 million) in the six months ended June 30, 2008, primarily due to depreciation of the U.S. dollar against the Renminbi, which was partially offset by a gain resulting from the appreciation of the Euro against the Renminbi. We have not used any forward contracts, currency options or borrowings to hedge our exposure to foreign currency exchange risk. We cannot predict the effect of future exchange rate fluctuations on our results of operations and may incur net foreign currency exchange losses in the future. Although we plan to reduce the effect of such exposure through hedging arrangements, such as entering into forward exchange contracts and foreign currency option contracts, due to the limited availability of hedging instruments in China, we cannot assure you that we will find a suitable hedging arrangement, or that such hedging activities will be effective in managing our foreign exchange risk exposure.

The value of your investment in our securities may be affected by the foreign exchange rate between U.S. dollars and Renminbi. For example, a decline in the value of the Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the dividends Tianwei Yingli may pay us in the future and the value of your investment in our securities, all of which may have a material adverse effect on the value of our securities.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to our interest expenses incurred by our short-term borrowings and interest income generated by excess cash invested in demand deposits. Such interest-earning instruments carry a degree of interest rate risk. We have not used any derivative financial instruments to manage our interest rate risk exposure. We have not been exposed nor do we anticipate being exposed to material risks due to changes in interest rates. However, our future interest expense may increase due to changes in market interest rates.

On December 11, 2007, we completed an offering of US$172.5 million principal amount zero coupon convertible senior notes due 2012. As the convertible senior notes carry a fixed return of 5.125% per annum to the investor if not converted, historical changes in market interest rates have not exposed us to material interest rate risks.

Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133 or SFAS 161. SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and is effective for fiscal years and interim periods beginning after November 15, 2008, although early adoption is encouraged. We are currently evaluating the additional disclosures required by SFAS 161.

In May 2008, FASB issued FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion” or FSP APB 14-1. FSP APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate. The resulting debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Retrospective application to all periods presented is required except for instruments that were not outstanding during any of the periods that will be presented in the annual financial statements for the period of adoption but were outstanding during an earlier period. FSP APB 14-1 will change the accounting treatment for our convertible senior notes issued in December 2007. The impact of this new accounting treatment may be significant and will result in an increase to non-cash interest expense beginning in the year ended December 31, 2009 for annual and interim financial statements covering past and future periods.

Related Party Transactions

Transactions with Mr. Liansheng Miao and Entities Controlled by Mr. Miao

We were incorporated in August 2006 as a Cayman Islands exempted company by Mr. Liansheng Miao to serve as an offshore listing vehicle for Tianwei Yingli and facilitate the flow of foreign investment into Tianwei Yingli. Tianwei Yingli was co-founded in August 1998 by Yingli Group, a PRC limited liability company, which was founded and is 100% owned by Mr. Miao. Tianwei Yingli became our predecessor and subsidiary on September 5, 2006, when Yingli Group transferred its 51% equity interest in Tianwei Yingli to us.

During the six-month period ended June 30, 2008, Tianwei Yingli made loans amounting to RMB 4.0 million (US$0.6 million) to Yingli Group. The balance was reduced by repayment amounting to RMB 2.0 million (US$0.3 million) during this period. The amount was unsecured, interest fee, and had no definite terms of repayment. Yingli Group has repaid all of these loans in full.

In addition, we made prepayments of RMB 473.9 million (US$69.1 million) to Yingli Group for the purchase of raw materials in 2007 of which RMB 463.9 million (US$67.6 million) was refunded to us in 2007. The outstanding balance of this prepayment was RMB 10.0 million (US$1.5 million) as of June 30, 2008.

During the six-month period ended June 30, 2008, we made loans of RMB 241,895 (US$35,266) to a related party, which was controlled by Mr. Liansheng Miao. The amount was unsecured, interest free, and will be repaid by December 31, 2008.

In November 2008, we entered into a binding letter of intent with Grand Avenue Group Limited, a company controlled by Mr. Liansheng Miao, Baoding Yingli Group Company Limited, an affiliate of Grand Avenue Group Limited, Yingli Energy (China) Company Ltd., a wholly owned subsidiary of ours, and Mr. Liansheng Miao in connection with the proposed acquisition of 100% of the issued and outstanding share capital of Cyber Power Group Limited, or Cyber Power, a development stage enterprise that plans to produce solar-grade polysilicon in Baoding, Hebei Province, China. Under the terms of the letter of intent, we propose to acquire Cyber Power for an aggregate cash consideration in the range of US$70 million to US$80 million, which is determined with reference to the book value of Cyber Power’s net tangible assets and subject to adjustment after further due diligence. The execution of definitive agreements for the proposed acquisition and completion of the proposed acquisition are subject to, among others, the completion of due diligence, receipt of satisfactory financing by us, and the final approval by our audit committee and board of directors of the proposed acquisition and the financing.

Transactions with Tianwei Baobian and Its Controlling Shareholder

Tianwei Baobian, a PRC company listed on the Shanghai Stock Exchange and 51.1%-owned by Tianwei Group, a wholly state-owned limited liability company established in the PRC, is a shareholder of Tianwei Yingli.

Historically, Tianwei Baobian and its controlling shareholder, Tianwei Group, guaranteed or entrusted a substantial portion of Tianwei Yingli’s short-term borrowings from banks and other parties. In 2007 and the six months ended June 30, 2008, Tianwei Baobian and Tianwei Group guaranteed and entrusted loans of RMB 624.2 million (US$91.0 million) and nil, respectively, for the benefit of Tianwei Yingli. These loans bore interest in the range of 4.59% to 7.47% and typically had a maturity of 28 days to 12 months. As of December 31, 2007 and June 30, 2008, these guaranteed and entrusted loans amounted to RMB 470.2 million (US$68.6 million) and nil, respectively, or 37.3% and nil of our short-term borrowings as of the same dates.

In 2006, Tianwei Yingli borrowed RMB 20.0 million from Baoding Yuan Sheng Investment & Development Co. Ltd., or Yuan Sheng, a PRC real estate company 51% owned by Tianwei Group and 49% owned by Yingli Group, without interest due and any definitive terms of repayment, of which RMB 1.6 million was repaid in 2006 and the remaining RMB 18.4 million was repaid in January 2007. In 2007, we also borrowed and repaid RMB 25.0 million (US$3.6 million) from Yuan Sheng. During the same period, Tianwei Yingli made loans, unsecured, free of interest and without definitive terms of repayment, to Yuan Sheng amounting to RMB 2.0 million (US$0.3 million) to support its operations. The full amount of these loans remained outstanding as of June 30, 2008.

Certain Other Related Party Transactions

In the six months ended June 30, 2008, we sold PV modules to Tibetan Yingli, an entity we account under the equity method of accounting, for RMB 0.7 million (US$0.1 million), respectively, which remained payable by Tibetan Yingli to us as of June 30, 2008.

Tianwei Yingli made prepayments for the purchase of metal strips of RMB 25.3 million (US$3.7 million) in the six months ended June 30, 2008 to Yitongguangfu Technical Co., Ltd., or Yitongguangfu, a PRC company whose shareholders include Mr. Xiangdong Wang, our director and vice president. Tianwei Yingli’s actual purchase from Yitongguangfu amounted to RMB 24.1 million (US$3.5 million) in the six months ended June 30, 2008. The outstanding balance of prepayment as of June 30, 2008 was RMB27.4 million (US$4.0 million) in purchases of metal strips. Tianwei Yingli may continue to purchase similar products from Yitongguangfu in the future.

In 2007 and the six months ended June 30, 2008, Tianwei Yingli purchased RMB 0.2 million (US$0.03 million) and RMB 0.5 million (US$0.1 million) products and services from Yingli Municipal Public Facilities Company, a subsidiary of Yingli Group, which remained payable to Yingli Municipal as of June 30, 2008.

In 2007 and the six months ended June 30, 2008, Tianwei Yingli purchased aluminum frames in the amount of RMB 10.0 million (US$1.5 million) and RMB 7.5 million (US$1.1 million), respectively, from Tianwei Fu Le Aluminum Co., Ltd., or Tianwei Fu Le, a subsidiary of Tianwei Group, of which RMB 8.6 million (US$1.3 million) and RMB 7.8 million (US$1.1 million) was paid in 2007 and the six months ended June 30, 2008, respectively. The outstanding balance of payable to Tianwei Fu Le was RMB 1.9 million (US$0.3 million) as of June 30, 2008. Tianwei Yingli may continue to purchase similar products from Tianwei Fu Le in the future.

In 2007 and the six months ended June 30, 2008, Tianwei Yingli made prepayments of RMB 11.0 million (US$1.6 million) and RMB 9.9 million (US$1.4 million) to Maike Green Food Co., Ltd., or Maike, a subsidiary of Yingli Group, for the purchase of packaging materials. Tianwei Yingli’s purchase from Maike amounted to RMB 11.4 million (US$1.7 million) and RMB 10.0 million (US$1.5 million) in 2007 and the six months ended June 30, 2008, respectively. The outstanding balance of prepayment was RMB 0.9 million (US$0.1 million) as of June 30, 2008, respectively, for purchases of packaging materials. Tianwei Yingli may continue to purchase similar products from Maike in the future.

We also have arrangements with Xinguang, a PRC silicon manufacturer, for the supply of polysilicon for 2007 and 2008 and have entered into supply contracts with Xinguang from time to time. Mr. Xiangdong Wang, our director and vice president, also serves as a director of Xinguang. Pursuant to these arrangements, Xinguang has agreed to supply 1,232 tons of polysilicon to us. We made prepayments of RMB 485.0 million (US$70.7 million) and nil to Xinguang for the purchase of polysilicon during in 2007 and the six months ended June 30, 2008. The outstanding balance was reduced by purchases of raw materials by RMB 148.3 million (US$21.6 million) and RMB 196.9 million (US$28.7 million) in 2007 and the six months ended June 30, 2008.

We purchased raw materials from Baoding Dongfa Tianying New Energy Resources Company Limited, or Dongfa Tianying, an equity investee of Tianwei Yingli. In 2007, we purchased RMB 8.4 million (US$1.2 million) and paid RMB 4.8 million (US$0.7 million) for purchase of raw materials. The outstanding balance was RMB 4.0 million (US$0.6 million) as of June 30, 2008, respectively. We acquired 30% of Dongfa Tianying’s equity interest for RMB 3.0 million in July 2007 and are currently Dongfa Tianying’s second largest shareholder. In the six months ended June 30, 2008, we purchased RMB 16.7 million (US$2.4 million) and paid RMB 16.3 million (US$2.4 million) for purchases of raw materials.

In August 2007, we also made a deposit of RMB 21.6 million (US$3.1 million) to Yingli Group for the purchase of an office premise for our benefit. This deposit was reduced by RMB 19.4 million (US$2.8 million) and RMB 2.2 million (US$0.3 million) for completion of office purchase as of December 31, 2007 and June 30, 2008. Upon the establishment of a foreign subsidiary, we reclassified the accounts receivable of RMB 1.7 million (US$0.2 million) with an entity, whose equity shareholder is a minority shareholder of the foreign subsidiary, as due from a related party. We received payment of RMB 0.8 million (US$0.1 million) during the six months ended

June 30, 2008. In addition, we reclassified the prepayment of RMB 10.2 million (US$1.5 million) with the entity as due from a related party. During the six months ended June 30, 2008, we made prepayments of RMB 162.0 million (US$23.6 million) and purchased raw material of RMB 134.7 million (US$19.6 million).

In January 2008, we reclassified the accounts receivable of RMB 10.9 million with an entity, whose parent company’s controlling shareholder is a direct relative of the general manager of Yingli Beijing, upon the appointment the general manager in January 2008, as due from a related party. During the six months ended June 30, 2008, we made sales of RMB 4.5 million (US$0.7 million) and received payment of RMB 5.7 million (US$0.8 million) from this related party. In addition, we reclassified the other payable of RMB 1.5 million (US$0.2 million) with the same entity as due to a related party. During the six months ended June 30, 2008, we borrowed RMB 6.2 million (US$0.9 million) from and repaid RMB 6.8 million (US$1.0 million) to this related party. The amount was unsecured, interest free, and had no definite terms of repayments. We also purchased PV modules of RMB 2.1 million (US$0.3 million) from and paid RMB 1.6 million (US$0.2 million) to this related party during the six months ended June 30, 2008.

DESCRIPTION OF SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	ordinary shares, including ordinary shares represented by ADSs;

•	preferred shares;

•	depositary shares;

•	debt securities; and

•	warrants to purchase debt securities, ordinary shares, preferred shares or ADSs.

We will set forth in the applicable prospectus supplement a description of the preferred shares, debt securities, depositary shares and warrants, and, in certain cases, the ordinary shares (including ordinary shares represented by ADSs) that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law, Cap. 22 (Law 3 of 1961), as consolidated and revised of the Cayman Islands, which is referred to as the Companies Law below.

As of the date of this prospectus, our authorized share capital consists of 1,000,000,000 shares, with a par value of US$0.01 each. As of the date hereof, there are 127,447,821 ordinary shares issued and outstanding (excluding 2,096,848 restricted shares issued but unvested under our 2006 stock incentive plan). As of November 27, 2008, 68,702,443, or 53.91% of our outstanding ordinary shares (excluding all unvested restricted shares) in the form of ADSs were held by 4 record holders in the United States.

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Meetings

An annual general meeting and any extraordinary general meeting is required to be called by not less than ten days’ notice in writing. Notice of every general meeting will be given to all our shareholders other than such as, under the provisions of our articles of association or the terms of issue of the shares they hold, are not entitled to receive such notices from us, and also to our principal external auditors.

Notwithstanding that a meeting is called by shorter notice than that mentioned above, it will be deemed to have been duly called, if it is so agreed (i) in the case of a meeting called as an annual general meeting by all our shareholders entitled to attend and vote at the meeting; (ii) in the case of any other meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving that right.

No business other than the appointment of a chairperson shall be transacted at any general meeting unless a quorum is present at the commencement of business. If present, the chairperson of our board of directors will be the chairperson presiding at any shareholders’ meeting.

Two of our shareholders present in person or by proxy or corporate representative representing not less than one-third in nominal value of our total issued voting shares will be a quorum.

A corporation being a shareholder will be deemed for the purpose of our articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative will be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

The quorum for a separate general meeting of the holders of a separate class of shares is described in “— Modification of Rights” below.

Voting Rights Attaching to the Shares

At any general meeting on a show of hands every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) will have one vote for each share which such shareholder is the holder. Our board of directors may issue shares with or have attached thereto such rights or restrictions whether in regard to dividend, voting, redemption privileges or otherwise.

Any ordinary resolution to be passed by our shareholders requires the affirmative vote of a simple majority of the votes cast at a meeting of our shareholders, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a meeting of our shareholders. Holders of our shares may by ordinary resolution, among other things, elect or remove directors, and make alterations of capital although a special resolution is required for a reduction of capital. See “— Alteration of Capital”. A special resolution is also required for matters such as a change of name.

No shareholder is entitled to vote or be reckoned in a quorum, in respect of any share unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

If a recognized clearing house (or its nominee(s)) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, if more than one person is so authorized, the authorization must specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is deemed to have been duly authorized without further evidence of the facts and be entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)).

Protection of Minorities

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one-fifth of our shares in issue, appoint an inspector to examine our affairs and to report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (a) an act which is beyond the power of a company or illegal, (b) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (c) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess will be distributed at equal ranking among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively and (ii) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets will be distributed so that, as nearly as may be, the losses will be borne by the shareholders in proportion to the capital paid up at the commencement of liquidation.

If we are wound up, the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like sanction, shall think fit, but so that no shareholder shall be compelled to accept any assets, shares or other securities upon which there is a liability.

Modification of Rights

Except with respect to alteration of share capital as described below, alterations to our amended and restated memorandum and articles of association may only be made by special resolution of no less than two-thirds of votes cast at a meeting of our shareholders.

Subject to the Companies Law and our amended and restated articles of association, any shares of a class may be issued with or attached with special rights or restrictions, including the right to be redeemed at the option of us or the holder of such shares as the board may determine; provided that once the shares of such class are issued, any variation of rights or restrictions applicable to the shares of such class will require a special resolution of not less than two-thirds of the votes cast by holders of the shares of such class. The provisions of our amended and restated articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that (i) the quorum shall be a person or persons together holding (or represented by proxy) not less than one-third in nominal value of the issued shares of that class; (ii) every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder; and (iii) any holder of shares of the class present in person or by proxy or authorized representative may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking equally therewith.

Our existing authorized ordinary shares confer on the holders of our ordinary shares equal rights, privileges and restrictions. The shareholders have, by virtue of adoption of our third amended and restated articles of association, authorized the issuance of ordinary shares of par value of US$0.01 each without specifying any special rights, privileges and restrictions. Therefore, our board of directors may, without further action by our shareholders, issue shares of such class and attach to such shares special rights, privileges or restrictions, which may be different from those associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected. The ordinary shares underlying the ADSs in our issued and outstanding share capital have not been issued on the express terms that they are redeemable. However, our board of directors may pass resolutions to allow us to redeem the ordinary shares from the holders, and two-thirds of the votes cast by the holders of the ordinary shares may approve such variation of share rights. The minority shareholders will not be able to prevent their share rights being varied in such a way and their ordinary shares could become redeemable by us as a result.

Alteration of Capital

We may from time to time by ordinary resolution:

•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	divide our shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to these shares any preferential or special rights, privileges or restrictions, provided that after the shareholders authorize a class of shares without any special rights, privileges or restrictions, our board of directors may, without further resolution of the shareholders, issue shares of such class and attach such rights, privileges or restrictions, and following such issuance of the shares of such class, a two-thirds vote of such class of shares will be required to further vary the special rights, privileges or restrictions attached to such class of shares;

•	sub-divide our shares into shares of smaller amount than is fixed by our memorandum and articles of association, subject to the Companies Law and may determine that, among the shares so sub-divided, some of such shares may have preferred or other rights or restrictions that are different from those applicable to the other such shares resulting from the sub-division; and

•	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled.

We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital, or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

Subject to the restrictions in our amended and restated articles of association, any of our shareholders may transfer all or any of their shares by an instrument of transfer in the usual or common form or in or such other form prescribed by the NYSE or in any other form which the directors may approve. Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

(a) the instrument of transfer is lodged with us accompanied by the certificate for the ordinary shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer;

(b) the instrument of transfer is in respect of only one class of share;

(c) the instrument of transfer is properly stamped (in circumstances where stamping is required);

(d) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four;

(e) a fee, if any, of such maximum sum as the NYSE may determine to be payable or such lesser sum as the directors may from time to time require is paid to us in respect thereof.

If the directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by other means in accordance with the requirements of the NYSE, be suspended and the register closed at such times and for such periods as the directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

Share Repurchase

We are empowered by the Companies Law and our amended and restated articles of association to purchase our own shares subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the SEC, the NYSE or by any other recognized stock exchange on which our securities are listed.

Dividends

Subject to the Companies Law, we may declare dividends in any currency to be paid to our shareholders but no dividends shall exceed the amount recommended by our directors. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.

Except in so far as the rights attaching to or the terms of issue of, any share otherwise provides (i) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share; and

(ii) all dividends shall be apportioned and paid pro rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may also pay any interim dividend which is payable on any shares semi-annually or on any other dates, whenever our profits, in the opinion of the directors, justify such payment.

Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by him to us on account of calls, installments or otherwise.

No dividend or other monies payable by us on or in respect of any share shall bear interest against us.

In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that; (i) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment; or (ii) that the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the directors may think fit. We may also, on the recommendation of our directors, resolve in respect of any particular dividend that, notwithstanding the foregoing, it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every such check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited by our board of directors and, if so forfeited, shall revert to us.

Whenever our directors or the shareholders in general meeting have resolved that a dividend be paid or declared, the directors may further resolve that such dividend be satisfied by direct payment or satisfaction wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular our directors may issue fractional certificates or authorize any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution purposes of any such specific assets and may determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to the directors and appoint any person to sign any requisite instruments of transfer and other documents on behalf of a person entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

We are entitled to sell any share of a shareholder who is untraceable, provided that:

(i) all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years prior to the publication of the advertisement and during the three months referred to in paragraph (3) below;

(ii) we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

(iii) we have caused an advertisement to be published in newspapers in the manner stipulated by our amended and restated articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and NYSE has been notified of such intention.

The net proceeds of any such sale shall belong to us and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Board of Directors

General

We are managed by a board of directors which must consist of not less than two members. Any director on our board may be removed by way of an ordinary resolution of shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by way of an ordinary resolution of shareholders or by the affirmative vote of a simple majority of the remaining directors. The directors may at any time appoint any person as a director to fill a vacancy or as an addition to the existing board, but any director so appointed by the board of directors shall hold office only until the next following annual general meeting of our company and shall then be eligible for re-election. Other than the chairperson of our board or any managing director who are not required to retire, one-third of the rest of our directors who were appointed by shareholders at a general meeting are subject to retirement from office by rotation at each general meeting. All our directors who were appointed by our board must retire at the next annual general meeting. Retiring directors are eligible for re-election.

Meetings of the board of directors may be convened at any time deemed necessary by any members of the board of directors.

A meeting of the board of directors will be competent to make lawful and binding decisions if any two members of the board of directors are present or represented. At any meeting of the directors, each director, be it by his presence or by his alternate, is entitled to one vote.

Questions arising at a meeting of the board of directors are required to be decided by simple majority votes of the members of the board of directors present or represented at the meeting. In the case of a tie vote, the chairperson of the meeting shall have a second or deciding vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

Borrowing Powers

Our directors may exercise all the powers to raise or borrow money, to mortgage or charge all or any part of our undertaking, property and assets (present and future) and uncalled capital and, subject to the Companies Law, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of ours or of any third party.

Inspection of Books and Records

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information”.

Exempted Company

We are an exempted company with limited liability under the Companies Law. “Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on our shares.

We are subject to reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, as applicable to foreign private issuers. We currently intend to comply with the NYSE rules, in lieu of following home country practice. The NYSE rules require that every company listed on the NYSE hold an annual general meeting of shareholders.

In addition, our third amended and restated articles of association allows directors or shareholders holding not less than 50% of the voting power at shareholder meetings to call special shareholder meetings pursuant to the procedures set forth in the articles.

We believe that the differences with respect to being a Cayman Islands exempted company as opposed to a Delaware corporation do not pose additional material risks to investors, other than the risks described under “Risk Factors — Risks Related to Our ADSs” in our most recently filed annual report on Form 20-F.

Differences in Corporate Law

The Companies Law is modeled after similar law in England but does not necessarily always follow recent changes in English law. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the company is not proposing to act illegally or beyond its power and the statutory provisions as to the due majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on minority”.

When a take-over offer is made and accepted by holders of 90.0% of the shares (within four months), the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or a breach of the Companies Law.

If the arrangement and reconstruction or takeover offer is thus approved or accepted, the dissenting shareholders are unlikely to have any rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not normally be brought by a minority shareholder. However, based on English authorities, which would likely be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or beyond its power;

•	the act complained of, although not beyond the power of the company, could be effected only if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority”.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers, directors and auditors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers or auditors. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-takeover Provisions in the Amended and Restated Memorandum and Articles of Association

Cayman Islands law does not prevent companies from adopting a wide range of defensive measures, such as staggered boards, blank check preferred shares, removal of directors only for cause and provisions that restrict the rights of shareholders to call meetings, act by written consent and submit shareholder proposals. Our amended memorandum and articles of incorporation provide for, among others, a staggered board, blank check preferred stock and provisions that restrict the rights of shareholders to call shareholders’ meetings and eliminate their right to act by written consent.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to personally profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

In general, the Companies Law imposes various duties on officers of a company with respect to certain matters of management and administration of the company. The Companies Law contains provisions, which impose default fines on persons who fail to satisfy those requirements. However, in many circumstances, an individual is only liable if he knowingly is guilty of the default or knowingly and willfully authorizes or permits the default.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Law allows a special resolution to be passed in writing if signed by all the shareholders and authorized by the articles of association.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our amended and restated articles of association allow our shareholders holding not less than 50% of our paid-up voting share capital to requisition a shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our amended and restated articles of association require us to call such meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. While there is nothing under the Cayman Islands law which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of a Company, our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed, by way of ordinary resolution of the shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

A Cayman company may enter into some business transactions with significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from the board of directors but without prior approval from the shareholders.

Sale of Assets

Contrary to the general practice in most corporations incorporated in the United States, Cayman Islands law does not require that shareholders approve sales of all or substantially all of a company’s assets.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law and our amended and restated articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated articles of association provides that, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with the vote of holders of two-thirds of our shares voting at a meeting.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Rights Plan

On October 17, 2007, our board of directors authorized the distribution of one ordinary share purchase right, which we refer to as the purchase right, for each ordinary share of our company as of the close of business on October 26, 2007. The distribution was made on October 26, 2007, to the shareholders of record as of the close of business on October 26, 2007, or the rights record date. The purchase rights will become exercisable only if a person or group obtains ownership of 15% or more of our company’s ordinary shares (including by acquisition of our ADSs) or enters into an acquisition transaction without the approval of our board of directors, at which time the holders of the purchase rights (other than the acquiring person or group) will be entitled to purchase from us our ordinary shares at half of the market price at the time of purchase. In the event of a subsequent acquisition of our company, the holders (other than the acquiring person or group) may be entitled to buy ordinary shares of the acquiring entity at half price. The exercise price which we refer to as the rights purchase price, is US$95.00 per purchase right, subject to adjustment. The description and terms of the purchase rights are set forth in a rights agreement dated as of October 17, 2007, which we refer to as the rights plan, between our company and RBC Dexia Corporate Services Hong Kong Limited, as rights agent.

Under the rights plan, Tianwei Baobian will be permitted to purchase our ordinary shares (i) pursuant to its subscription rights under the joint venture contract, as amended, and (ii) from Yingli Power, in each case without triggering the exercisability of the purchase rights.

Until the close of business on the earlier of (i) the tenth day after the first date of a public announcement that a person (other than an exempted entity as defined in the rights plan, or an exempted entity) or group of affiliated or associated persons, which we refer to as an acquiring person, has acquired beneficial ownership of 15% or more of our ordinary shares then outstanding or (ii) the tenth business day (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) after the date of commencement of, or the first public announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person (other than an exempted entity) or group of 15% or more of our ordinary shares then outstanding (the earlier of such dates being referred to as the distribution date), the purchase rights will be evidenced by the ordinary shares represented by certificates for ordinary shares outstanding as of the rights record date, together with a copy of the summary of rights disseminated in connection with the original distribution of the purchase rights.

As defined in the rights plan, “exempted entity” means (i) our company, (ii) any subsidiary of our company, (iii) any entity or trustee holding our ordinary shares for or pursuant to the terms of any employee benefit plan of our company or of any subsidiary of our company or for the purpose of funding any such plan or funding other employee benefits for employees of our company or of any subsidiary of our company, (iv) any Yingli Power entity for so long as it beneficially owns no more than 46.42%, and no less than 15%, of our outstanding ordinary shares; and (v) any Tianwei Baobian entity with respect to our ordinary shares Tianwei Baobian may obtain pursuant to its subscription right or from a Yingli Power entity for so long as the Tianwei Baobian entity beneficially owns no more than 26.78%, and no less than 15% (in each case excluding any ordinary shares as to which it acquires beneficial ownership from a Yingli Power entity), of our outstanding ordinary shares.

The rights plan provides that, until the distribution date (or earlier redemption or expiration of the purchase rights), the purchase rights will be transferable only in connection with the transfer of ordinary shares. The purchase rights are not exercisable until the distribution date. The purchase rights will expire on October 17, 2017 unless extended or unless the purchase rights are earlier redeemed or exchanged by us as described below.

In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a purchase right, other than purchase rights beneficially owned by the acquiring person (which will thereupon become void), will thereafter have the right to receive upon exercise of a purchase right and payment of the rights purchase price, the number of our ordinary shares having a market value of two times the rights purchase price.

In the event that, after a person or group has become an acquiring person, we are acquired in a amalgamation, merger, scheme of arrangement or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a purchase right (other than purchase rights beneficially owned by an acquiring person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the purchase right, the number of ordinary shares of the person with whom we have engaged in the foregoing transaction (or its parent) having a market value of two times the then-current rights purchase price at the time of such transaction.

At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of our outstanding ordinary shares or the occurrence of an event described in the prior paragraph, our board of directors may exchange the purchase rights (other than purchase rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one ordinary share per purchase right (subject to adjustment).

The rights purchase price payable and the number of ordinary shares or other securities or property issuable upon exercise of the purchase rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in rights purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such rights purchase price. No fractional ordinary shares will be issued; in lieu thereof, an adjustment in cash will be made based on the market price of our ordinary shares on the last trading day prior to the date of exercise.

At any time prior to the time an acquiring person becomes such, our board of directors may redeem the purchase rights in whole, but not in part, at a price of US$0.01 per purchase right, which we refer to as the rights redemption price. The redemption of the purchase rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the purchase rights, the right to exercise the purchase rights will terminate and the only right of the holders of purchase rights will be to receive the right redemption price.

For so long as the purchase rights are then redeemable, we may, except with respect to the rights redemption price, amend the rights plan in any manner. After the purchase rights are no longer redeemable, we may, except with respect to the rights redemption price, amend the rights plan in any manner that does not adversely affect the interests of holders of the purchase rights.

Until a purchase right is exercised or exchanged, the holder of such purchase right will have no rights as a shareholder of our company, including, without limitation, the right to vote or to receive dividends.

History of Securities Issuances

The following is a summary of our securities issuances during the past three years.

Ordinary Shares

On August 7, 2006, we issued a total of 50,000,000 ordinary shares to Yingli Power Holding Company Ltd., or Yingli Power, in connection with our incorporation for an aggregate subscription amount of US$500,000. On September 25, 2006, we issued an additional 9,800,000 ordinary shares to Yingli Power as our sole shareholder for an aggregate subscription amount of US$100,000.

Series A Preferred Shares and a Warrant

On September 28, 2006, we issued to Inspiration Partners Limited 8,081,081 Series A preferred shares for an aggregate purchase price of US$17.0 million, or at US$2.10 per share. On September 28, 2006, we also issued to TB Management Ltd., affiliate of Inspiration Partners Limited, a warrant to purchase 678,811 of our ordinary shares for no consideration, which was subsequently transferred to its affiliate, Fairdeal Development Ltd., and which was exercised on May 23, 2007. All outstanding Series A preferred shares were automatically converted into our ordinary shares upon the completion of our initial public offering in June 2007 at a conversion ratio of one-to-one. The proceeds from the issuance of the Series A preferred shares and the warrant were used to finance the transfer to us of the 51% equity interest in Baoding Tianwei Yingli New Energy Resources Co., Ltd., or Tianwei Yingli, that was held by Yingli Group.

Series B Preferred Shares and Warrants

During the period from December 20, 2006 to January 13, 2007, we issued to Baytree Investments (Mauritius) Pte Ltd, an affiliate of Temasek Holdings (Private) Limited, and 13 other investors, including J.P. Morgan Securities Ltd., a total of 24,405,377 Series B preferred shares for an aggregate purchase price of US$118 million, or at US$4.835 per share. In addition, during the same period, we granted to such investors, other than the three investors who had made advance payments, warrants to purchase an aggregate of 2,112,057 of our ordinary shares at an exercise price of US$0.01 per share. In addition, on or about March 27, 2007, we further issued to the Series B preferred shareholders (other than the three investors who had made advance payments) additional warrants with terms similar to the previously issued Series B warrants to purchase an aggregate of 688,090 of our ordinary shares in exchange for the early termination of an escrow arrangement with certain restriction, which made the release of a portion of the proceeds in an amount of US$19.6 million, that were received from the issuance and sale of the Series B preferred shares contingent upon our obtaining the relevant PRC regulatory approvals and completion of related procedural formalities in connection with the conversion of the shareholder loan into equity interest in Tianwei Yingli. Under an agreement dated May 21, 2007 among us, Yingli Power, Mr. Liansheng Miao and Baytree Investments, the lead Series B preferred shareholder, all of the warrants issued to the Series B preferred shareholders were rendered not exercisable in light of the substantial progress in the relevant PRC regulatory approval process related to the shareholder loan. This amount of US$19.6 million was injected into Tianwei Yingli upon removal of such restriction in the form of entrusted loan from us to satisfy Tianwei Yingli’s working capital requirement. Of US$118 million in aggregate proceeds, US$17 million, which was received as advance payments for the purchase of Series B preferred shares from us, was used to increase our equity interest in Tianwei Yingli to 53.98% from 51%, US$22.6 million (together with US$17 million from portions of the proceeds from the issuance and sale of the mandatory redeemable bonds and the mandatory convertible bonds) was injected into Tianwei Yingli in the form of a direct equity contribution upon completion of relevant PRC registration procedures, and the remaining US$78.4 million was injected into Tianwei Yingli in the form of a shareholder loan from us to Tianwei Yingli which was converted into equity interest in Tianwei Yingli. Upon the completion of relevant PRC registration procedures for the direct equity contribution and obtaining the approval from the SAFE, Baoding Branch for the conversion of the shareholder loan into an equity interest in Tianwei Yingli, which resulted in the additional equity contribution of an aggregate amount of US$118 million to Tianwei Yingli’s registered capital, our equity interest in Tianwei Yingli increased to 70.11% from 62.13%. All outstanding Series B preferred shares were automatically converted into our ordinary shares upon the completion of our initial public offering in June 2007 at a conversion ratio of one-to-one.

Mandatory Convertible Bonds and Mandatory Redeemable Bonds

On November 13, 2006, we issued interest-bearing mandatory redeemable bonds and mandatory convertible bonds to Yingli Power in the aggregate principal amount of US$85 million and at an issue price equal to 98.75% of such aggregate principal amount. The mandatory redeemable bonds in the principal amount of US$38 million were required to be redeemed at their principal amount upon the completion of our initial public offering. The mandatory convertible bonds with the principal amount of US$47 million were required to be converted into equity interests in us at an aggregate value equal to the value of a 3.73% equity interest in Tianwei Yingli upon the completion of our initial offering. The net proceeds from these bonds must be used (i) up to US$62 million, to increase our equity interest in Tianwei Yingli from 53.98% to 62.13% (which event occurred on December 18, 2006), (ii) up to US$17 million, to further increase our equity interest in Tianwei Yingli, (iii) US$4.5 million to be held in a restricted account to be used to service the first three payments falling due under these bonds and (iv) the remaining proceeds for general corporate purpose and working capital. Upon the completion of our initial public offering in June 2007, we redeemed the mandatory redeemable bonds and issued 5,340,088 of our ordinary shares to Yingli Power upon conversion of the mandatory convertible bonds.

Convertible Senior Notes

In December 2007, we completed our convertible senior notes offering and secondary offering, in which we offered and sold an aggregate principal amount of US$172.5 million zero coupon convertible senior notes due 2012 and raised an aggregate of US$168.2 million in proceeds, before expenses, and several of our shareholders sold an aggregate of 6,440,000 ordinary shares in the form of ADSs.

Other Securities Issuance

On December 29, 2006, we issued to China Sunshine Investment Co., Ltd., an investment holding company established in the British Virgin Islands, a warrant to purchase 2,068,252 of our ordinary shares at an exercise price of US$4.835 per share in connection with the repayment and termination of a convertible loan made to Tianwei Yingli on May 17, 2006. China Sunshine Investment Co. Ltd. exercised this warrant in full on February 6, 2007.

Share Options and Restricted Shares

We adopted the 2006 stock incentive plan in December 2006. We granted options to purchase an aggregate of 610,929 ordinary shares to four executive officers of us in December 2006. In January and April 2007, we granted to DBS Trustees Limited an aggregate of 2,621,060 restricted shares to be held in trust for the benefit of 70 trust participants consisting of nine directors and executive officers of us and Tianwei Yingli and 60 other employees of us and Tianwei Yingli and one non-employee. Upon the completion of our initial public offering in June 2007, we granted options to purchase an aggregate of 115,000 ordinary shares to three independent directors and one key employee at an exercise price of US$11.00 per share. In July 2007, we granted options to purchase an aggregate of 35,000 ordinary shares to two key employees at an exercise price of US$11.00 per share and US$12.89 per share, respectively. In September 2007, we granted options to purchase an aggregate of 125,700 ordinary shares to one executive officer at an exercise price of US$18.48 per share. In December 2007, we granted options to purchase an aggregate of 540,000 ordinary shares to one executive officer and one new employee at an exercise price of US$28.30 per share. During the six-month period ended June 30, 2008, 593,099 stock options were granted to our executives and employees at exercise prices ranging from US$16.90 to US$38.39. In July 2008, we granted options to purchase an aggregate of 127,000 ordinary shares to two directors, certain employees, one non-employee and one new employee at an exercise price of US$15.50 per share. In August 2008, we granted options to purchase 7,500 ordinary shares to one new employee at an exercise price of US$16.73 per share. In October 2008, we granted options to purchase 1,744,985 ordinary shares to 157 employees and one non-employee at an exercise price of US$3.59 per share. As of the date of this prospectus, options to purchase 3,864,213 ordinary shares of our company were outstanding.

Registration Rights

Under the terms of an amended shareholders agreement with our Series A and Series B preferred shareholders, at any time six months after the closing of our initial public offering, any shareholder(s) holding of record at least 33% of registrable securities then outstanding may, on three occasions only, request us to effect the registration, on a form other than Form F-3, of all or part of the registrable securities then outstanding. Registrable securities are ordinary shares issued or issuable to the holders of our preferred shares or their respective transferees or the holders or transferees of the warrants issued by us.

In addition, upon our company becoming eligible for using Form F-3, any holder of registrable securities may request us to effect a registration statement on Form F-3 for a public offering of registrable securities so long as the reasonably anticipated aggregate price to the public (net of selling expenses) would be at least US$5.0 million and we are entitled to use Form F-3 (or a comparable form) for such offering. Holders of registrable securities may demand a registration on Form F-3 on unlimited occasions, although we are not obligated to effect more than one such registration in any 12-month period. Under certain circumstances, such demand registration may also include ordinary shares other than registrable securities.

Holders of registrable securities also have “piggyback” registration rights, which may request us to register all or any part of the registrable securities then held by such holders when we register any of our ordinary shares. If any of the offerings involves an underwriting, the managing underwriter of any such offering has certain rights to limit the number of shares included in such registration. However, the number of registrable securities included in an underwritten public offering subsequent to our initial public offering pursuant to “piggyback” registration rights may not be reduced to less than 35% of the aggregate securities included in such offering. However, the terms of the amended shareholders agreement do not provide for any specific damage, payment or transfer any other consideration to the Series A and B preferred shareholders in the event of non-performance to effect a registration statement.

We are generally required to bear all of the registration expenses incurred in connection with three demand registrations, unlimited Form F-3 and piggyback registrations, except underwriting discounts and commissions.

Holders of our warrants are also entitled to the same registration rights as described above with respect to the ordinary shares into which their warrants are exercisable.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., as depositary, issues the ADSs. Each ADS represents an ownership interest in one ordinary share which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among us, the depositary and you as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which it has not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 4 New York Plaza, New York, NY 10004. J.P. Morgan Securities Ltd., one of our shareholders, is an affiliate of the depositary.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it may not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s public reference room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement from the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will you Receive Dividends and Other Distributions on the Shares Underlying your ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted, it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•	Rights to Receive Additional Shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the Depositary Issue ADSs?

The depositary will issue ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR Holders Cancel an ADS and Obtain Deposited Securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The Depositary may Fix Record Dates for the Determination of the ADR Holders who will be Entitled (or Obligated, as the Case may be):

•	to receive a dividend, distribution or rights,

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities, or

•	for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR,

•	to receive any notice or to act in respect of other matters,

•	all subject to the provisions of the deposit agreement.

Voting Rights

How do you vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will state such information as contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs and will include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will you be able to view our reports?

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the SEC.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

What Fees and Expenses will you be Responsible for Paying?

ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is US$5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by our company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of US$0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

•	a fee of US$0.04 per ADS (or portion thereof) per calendar year for services performed by the depositary in administering our ADR program (which fee may be charged on a periodic basis during each calendar year (with the aggregate of such fees not to exceed the amount set forth above) and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•	any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees owing by such holder for those services and any other unpaid fees are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of, or arising out of, your ADSs.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(i) amend the form of ADR;

(ii) distribute additional or amended ADRs;

(iii) distribute cash, securities or other property it has received in connection with such actions;

(iv) sell any securities or property received and distribute the proceeds as cash; or

(v) none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How May the Deposit Agreement be Amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or you otherwise receive notice. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities.

How May the Deposit Agreement be Terminated?

The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days prior notice, and it must do so at our request. The deposit agreement will be terminated on the removal of the depositary for any reason. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to ADR Holders and Holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•	the production of proof satisfactory to the depositary and/or its custodian of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, compliance with applicable laws, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADR, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The deposit agreement expressly limits the obligations and liability of the depositary, us and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	present or future law, rule or regulation of the United States, the Cayman Islands or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provides shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall we, the depositary or any of our respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

•	the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or the depositary decides it is advisable to do so.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying shares (or rights to receive shares from us or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and

•	each recipient of pre-released ADSs agrees in writing that he or she:

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Appointment

In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•	appoint the depositary its attorney-in -fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

UNDERWRITING

We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We or a selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•	Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Fangda Partners, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and the PRC, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment, (ii) such courts did not contravenue the rules of natural justice of the Cayman Islands, (iii) such judgment was not obtained by fraud, (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Fangda Partners has advised us further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments, which do not otherwise violate basic legal principles, state sovereignty, safety or social public interest of the PRC, in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. As there currently exists no treaty or other form of reciprocity between the PRC and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would recognize and enforce judgments rendered by U.S. courts.

VALIDITY OF SECURITIES

The validity of the securities offered hereby (other than the ordinary shares) will be passed upon for us by Simpson Thacher & Bartlett LLP. The validity of the ordinary shares will be passed upon for us by Conyers Dill & Pearman.

EXPERTS

The consolidated balance sheets of Yingli Green Energy Holding Company Limited and its subsidiaries as of December 31, 2006 and 2007 and the consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the period from August 7, 2006 (date of inception) through December 31, 2006 and for the year ended December 31, 2007, and the consolidated statements of income, owners’ equity, and cash flows of Baoding Tianwei Yingli New Energy Resources Co., Ltd. and its subsidiary for the year ended December 31, 2005, and for the period from January 1, 2006 through September 4, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

The offices of KPMG are located at 8th Floor, Prince’s Building, 10 Chater Road, Central, Hong Kong.

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

	December 31, 2007	June 30, 2008
	RMB	RMB	US$

ASSETS
Current assets
Cash	961,076,707	674,705,716	98,366,508
Restricted cash	7,164,179	141,202,130	20,586,102
Accounts receivable (net of allowance for doubtful accounts of RMB 2,617,903 and RMB 2,172,176 (US$316,685) as of December 31, 2007 and June 30, 2008, respectively)	1,240,843,562	1,023,660,223	149,241,187
Accounts receivable from related parties	4,023,685	15,354,104	2,238,501
Inventories	1,261,206,981	1,246,498,725	181,729,195
Prepayments to suppliers	1,056,776,625	1,783,898,417	260,077,622
Prepayments to related party suppliers	373,876,497	215,495,106	31,417,403
Prepaid expenses and other current assets	180,108,839	370,625,681	54,034,156
Other amounts due from related parties	4,248,841	4,280,028	623,992

Total current assets	5,089,325,916	5,475,720,130	798,314,666

Long-term prepayments to suppliers	637,269,620	711,664,264	103,754,758
Property, plant and equipment, net	1,479,828,602	2,240,455,077	326,639,804
Land use rights and other assets	108,388,141	102,838,062	14,992,938
Intangible assets	331,328,478	419,344,256	61,136,921
Goodwill	27,856,214	273,665,620	39,898,182
Total assets	7,673,996,971	9,223,687,409	1,344,737,269

LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	1,261,274,963	1,622,304,791	236,518,609
Accounts payable	158,076,710	320,108,287	46,669,138
Other current liabilities and accrued expenses	56,777,288	47,825,663	6,972,586
Accrued warranty	60,780,001	93,059,908	13,567,364
Advances from customers	22,146,603	37,770,941	5,506,691
Amounts due to related parties	17,053,376	18,878,770	2,752,368

Total current liabilities	1,576,108,941	2,139,948,360	311,986,756
Deferred income taxes	56,520,155	81,659,267	11,905,245
Deferred income	22,009,906	17,375,850	2,533,255
Convertible senior notes	1,262,734,218	1,216,040,730	177,288,672

Total liabilities	2,917,373,220	3,455,024,207	503,713,928
Minority interests	754,799,029	1,290,629,758	188,163,135
Shareholders’ equity
Ordinary shares	9,884,422	9,922,439	1,446,609
Additional paid-in capital	3,620,826,451	3,648,842,343	531,971,008
Accumulated other comprehensive income	12,197,060	29,620,313	4,318,396
Retained earnings	358,916,789	789,648,349	115,124,193

Total shareholders’ equity	4,001,824,722	4,478,033,444	652,860,206
Commitments and contingencies	—	—	—

Total liabilities, minority interests and shareholders’ equity	7,673,996,971	9,223,687,409	1,344,737,269

See accompanying notes to the unaudited condensed consolidated financial statements

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Income

	Six-Month Periods Ended
	June 30, 2007	June 30, 2008
	RMB	RMB	US$

Net revenues
External customers	1,326,467,326	3,577,594,419	521,583,651
Related party customers	3,195,948	4,445,007	648,045

Total net revenues	1,329,663,274	3,582,039,426	522,231,696
Cost of revenues
External suppliers	1,006,250,279	2,329,495,044	339,621,094
Related party suppliers	29,038,894	348,506,943	50,809,427

Total cost of revenues	1,035,289,173	2,678,001,987	390,430,521

Gross profit	294,374,101	904,037,439	131,801,175
Selling expenses	42,119,987	86,427,613	12,600,431
General and administrative expenses	52,955,191	124,932,928	18,214,187
Research and development expenses	10,754,495	14,304,307	2,085,450

Total operating expenses	105,829,673	225,664,848	32,900,068

Income from operations	188,544,428	678,372,591	98,901,107
Other income (expense)
Interest expense	(39,419,461)	(69,117,933)	(10,076,822)
Interest income	517,556	6,927,004	1,009,900
Foreign currency exchange losses, net	(17,523,094)	(1,894,453)	(276,195)
Other income (expense)	(349,970)	2,921,245	425,893
Earnings before income taxes and minority interests	131,769,459	617,208,454	89,983,883
Income tax benefit	776,450	2,302,768	335,725

Earnings before minority interests	132,545,909	619,511,222	90,319,608
Minority interests	(60,960,269)	(188,779,662)	(27,522,512)

Net income	71,585,640	430,731,560	62,797,096

Accretion of Series A and Series B redeemable convertible preferred shares to redemption value	(53,150,975)	—	—

Net income applicable to ordinary shareholders	18,434,665	430,731,560	62,797,096

Basic earnings per share	0.19	3.38	0.49
Diluted earnings per share	0.18	3.32	0.48

See accompanying notes to the unaudited condensed consolidated financial statements

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statement of Shareholders’ Equity and Comprehensive Income

				Accumulated
	Ordinary shares			other
			Additional	comprehensive	Retained		Comprehensive
	Numbers of	Amount	paid-in capital	income	earnings	Total	income
	shares	RMB	RMB	RMB	RMB	RMB	RMB

Balance as of December 31, 2007	126,923,609	9,884,422	3,620,826,451	12,197,060	358,916,789	4,001,824,722
Net income	—	—	—	—	430,731,560	430,731,560	430,731,560
Foreign currency translation adjustment	—	—	—	17,423,253	—	17,423,253	17,423,253

Comprehensive income							448,154,813

Issuance of ordinary shares upon vesting of restricted shares	524,212	38,017	(38,017)	—	—	—
Share-based compensation expense	—	—	28,053,909	—	—	28,053,909

Balance as of June 30, 2008	127,447,821	9,922,439	3,648,842,343	29,620,313	789,648,349	4,478,033,444

Balance as of June 30, 2008—US$		1,446,609	531,971,008	4,318,396	115,124,193	652,860,206

See accompanying notes to the unaudited condensed consolidated financial statements

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

	Six-Month Periods Ended
	June 30, 2007	June 30, 2008
	RMB	RMB	US$

Net income	71,585,640	430,731,560	62,797,096
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	40,608,318	87,595,587	12,770,711
Loss on disposal of property, plant and equipment	—	602,465	87,834
Bad debt expense	—	701,765	102,312
Write-down of inventories to net realized value	3,353,656	4,863,388	709,042
Minority interests	60,960,269	188,779,662	27,522,512
Equity in loss of affiliates, net	349,969	200,302	29,202
Land use rights expense	574,255	655,623	95,584
Amortization of bond discount	8,091,550	—	—
Amortization of debt issuance cost	239,025	7,880,075	1,148,850
Share-based compensation	11,149,916	28,053,909	4,090,028
Deferred income tax benefit	(776,449)	(2,584,150)	(376,748)
Accreted interest on convertible senior notes	—	31,315,234	4,565,502
Changes in operating assets and liabilities:
Restricted cash related to purchase of inventory and other operating activities	(11,910,676)	(3,736,388)	(544,734)
Accounts receivable, including related party	(302,897,507)	205,151,155	29,909,340
Inventories	(95,774,470)	644,819,494	94,009,344
Prepayments to suppliers	(369,197,654)	(1,446,709,782)	(210,918,310)
Prepaid expenses and other current assets	30,109,592	(189,999,677)	(27,700,380)
Prepayments to related party suppliers	(8,097,896)	168,600,111	24,580,501
Accounts payable	20,226,708	173,587,080	25,307,559
Other current liabilities and accrued expenses	24,974,277	(8,308,915)	(1,211,371)
Advances from customers	(78,198,282)	15,626,571	2,278,225
Income tax payable	(33,518,114)	—	—
Accrued warranty	13,145,676	32,279,907	4,706,143
Amounts due to related parties	744,062	925,394	134,915
Deferred income	—	(3,121,546)	(455,096)

Net cash (used in) provided by operating activities	(614,258,135)	367,908,824	53,638,061

Cash flows from investing activities
Purchase of property, plant and equipment, including cash paid for interest capitalized	(583,192,481)	(828,395,566)	(120,773,216)
Restricted cash related to purchase of property, plant and equipment	—	(130,301,563)	(18,996,889)
Payments for land use rights	(2,254,429)	(8,080,000)	(1,177,997)
Release of restricted cash related to Series B redeemable convertible preferred shares, mandatory redeemable bonds and mandatory convertible bonds	223,350,130	—	—
Cash proceeds for repayment of loans made to related parties	—	2,008,184	292,777
Loans to related parties	(2,020,697)	(4,259,371)	(620,981)
Advances paid to an affiliate	(2,367,271)	(1,000,000)	(145,792)

Net cash used in investing activities	(366,484,748)	(970,028,316)	(141,422,098)

See accompanying notes to the unaudited condensed consolidated financial statements

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

	Six-Month Periods Ended
	June 30, 2007	June 30, 2008
	RMB	RMB	US$

Cash flows from financing activities
Proceeds from bank borrowings	1,705,974,997	3,012,806,560	439,242,256
Repayment of bank borrowings	(972,877,544)	(2,651,776,730)	(386,607,096)
Payment for bank borrowings issuance costs	(2,868,300)	—	—
Proceeds from issuance of ordinary shares upon IPO, net of issuance cost of RMB 222,971,226	2,015,767,254	—	—
Proceeds from exercise of warrants	88,523,802	—	—
Proceeds from issuance of Series B redeemable convertible preferred shares	34,803,900	—	—
Repayment of mandatory redeemable bonds	(269,015,825)	—	—
Proceeds from borrowings from third party non-financial services companies	77,000,000	—	—
Repayment of borrowings from third party non-financial services companies	(89,000,000)	—	—
Contribution from minority interest shareholders	—	3,104,831	452,659
Proceeds from borrowings from related parties	60,306,248	6,206,216	904,815
Repayment of borrowings from related parties	(92,155,600)	(6,768,882)	(986,847)

Net cash provided by financing activities	2,556,458,932	363,571,995	53,005,787

Effect of foreign currency exchange rate changes on cash	(15,959,138)	(47,823,495)	(6,972,270)

Net increase in cash	1,559,756,911	(286,370,992)	(41,750,520)

Cash at beginning of period	78,454,551	961,076,708	140,117,028

Cash at end of period	1,638,211,462	674,705,716	98,366,508

Supplemental disclosures of cash flow information:
Interest paid, net of capitalized interest	29,104,031	37,955,964	5,533,665
Income tax paid	33,518,114	281,383	41,023
Non-cash investing transactions:
Payables for purchase property, plant and equipment	116,885,215	28,129,742	4,101,084
Non-cash financing transactions:
Conversion of Series A and B redeemable convertible preferred shares	1,077,881,518	—	—
Conversion of mandatory convertible bonds to ordinary shares	378,906,843	—	—

See accompanying notes to the unaudited condensed consolidated financial statements

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(1)	Description of Business

Yingli Green Energy Holding Company Limited (“Yingli Green Energy”) and its subsidiaries (collectively, “the Company”) are principally engaged in the design, development, marketing, manufacturing and installation and sale of photovoltaic (“PV”) products in the People’s Republic of China (“PRC”) and overseas markets.

(2)	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the U.S. Securities and Exchange Commission. Disclosures have been made in the unaudited condensed consolidated financial statements where events subsequent to December 31, 2007, have occurred which have a material impact on the Company. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated balance sheet of the Company as of December 31, 2007 and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2007.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the financial position as of June 30, 2008, and the results of operations and cash flows for the six-month periods ended June 30, 2007 and 2008, have been made.

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities as well as the disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the allocation of the purchase price for the acquisition of minority interest in Baoding Tianwei Yingli New Energy Resources Co., Ltd. (“Tianwei Yingli”), the estimated useful lives of property, plant and equipment and intangibles with definite lives, recoverability of the carrying values of property, plant and equipment, goodwill and intangible assets, the fair value of share-based payments, allowances for doubtful receivables, realizability of inventories and deferred income tax assets and the fair value of financial and equity instruments and warranty obligations. Actual results could differ from estimates.

For the convenience of readers, certain amounts as of and for the six-month period ended June 30, 2008 included in the accompanying unaudited condensed consolidated financial statements have been translated into U.S. dollars at the rate of US$1.00 = RMB 6.8591, being the noon buy rate for U.S. dollars in effect on June 30, 2008 in the city of New York for cable transfer in RMB per U.S. dollar as certified for custom purposes by the Federal Reserve Bank. No representation is made that RMB amounts could have been, or could be, converted into U.S. dollars at that rate or at any other certain rate on June 30, 2008, or at any other date.

(3)	Recently Issued and Adopted Accounting Standards

SFAS No. 157

The Company adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”) on January 1, 2008 for financial assets and liabilities, and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. SFAS 157 defines fair value, establishes a framework for measuring fair value as required by other accounting pronouncements and expands fair value measurement disclosures. The initial adoption of SFAS 157 did not affect the Company’s financial position or results of operations.

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

In February of 2008, the FASB issued FASB Staff Position 157-2, which delays the effective date of SFAS 157 for non-financial assets and liabilities that are not recognized or disclosed at fair value on a recurring basis until fiscal years beginning after November 15, 2008. Management does not expect the impact of adopting FASB Staff Position 157-2 for non-financial assets and liabilities that qualify for deferral under FASB Staff Position 157-2 will have a material impact on the Company’s consolidated financial statements.

SFAS No. 159

In February 2007, the FASB issued SFAS No. 159, “Fair Value Option for Financial Assets and Financial Liabilities” or SFAS No. 159. SFAS No. 159 permits companies to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for the Company on January 1, 2008, although earlier adoption is permitted. Management has elected not to adopt the fair value option, as permitted under SFAS No. 159.

SFAS No. 141R (revised 2007)

In December 2007, the FASB issued SFAS No. 141R, a revision of SFAS No. 141, “Business Combinations”. SFAS No. 141R establishes requirements for the recognition and measurement of acquired assets, liabilities, goodwill, and non-controlling interests (formerly minority interests). SFAS No. 141R also provides disclosure requirements related to business combinations. SFAS No. 141R is effective for fiscal years beginning after December 15, 2008. SFAS No. 141R will be applied prospectively to business combinations with an acquisition date on or after the effective date.

SFAS No. 160

In December 2007, the FASB issued SFAS No. 160, “Non-Controlling Interests in Consolidated Financial Statements an amendment of ARB No. 51”. SFAS No. 160 establishes new standards for the accounting for and reporting of non-controlling interests and for the loss of control of partially owned and consolidated subsidiaries. SFAS No. 160 does not change the criteria for consolidating a partially owned entity. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The provisions of SFAS No. 160 will be applied prospectively upon adoption except for the presentation and disclosure requirements, which will be applied retrospectively. SFAS No. 160 states that accounting and reporting for minority interests will be recharacterized as non-controlling interests and classified as a component of equity. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more. Except for the classification of minority interest as a component of equity, management does not expect the initial adoption of SFAS No. 160 will have a material impact on its consolidated financial statements.

SFAS 161

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133” (“SFAS 161”). SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and is effective for fiscal years and interim periods beginning after November 15, 2008, although earlier adoption is encouraged. The Company is currently evaluating the additional disclosures required by SFAS 161.

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

FASB Staff Position No. APB 14-1 (FSP APB 14-1)

In May 2008, FASB issued FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion” (“FSP APB 14-1”). FSP APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate. The resulting debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Retrospective application to all periods presented is required except for instruments that were not outstanding during any of the periods that will be presented in the annual financial statements for the period of adoption but were outstanding during an earlier period. FSP APB 14-1 will change the accounting treatment for the Company’s convertible senior notes issued in December 2007. The impact of this new accounting treatment may be significant and will result in an increase to non-cash interest expense beginning in the year ended December 31, 2009 for annual and interim financial statements covering past and future periods.

(4)	Step-up Acquisition

(a) Goodwill

The Company accounts for its acquisitions of additional equity interests in Tianwei Yingli using the purchase method. This method requires that the acquisition cost to be allocated to the assets acquired, including separately identifiable intangible assets, and liabilities assumed based on a pro-rata share of their estimated fair value. The Company makes estimates and judgments in determining the fair value of the assets acquired and liabilities assumed based on independent appraisal reports as well as its experience in valuation of similar assets and liabilities. If different judgments or assumptions were used, the amounts assigned to the individual acquired assets or liabilities could be materially different.

The following table sets forth the changes in goodwill for the six-month period ended June 30, 2008:

RMB
Balance as of December 31, 2007	27,856,214
Acquisition	245,809,406

Balance as of June 30, 2008	273,665,620

The increase in goodwill for the six-month period ended June 30, 2008 was due to the acquisition of an additional 3.90% equity interest in Tianwei Yingli.

Acquisition of additional equity interest in Tianwei Yingli

On March 14, 2008, Yingli Green Energy made an additional equity contribution of RMB 1,750,840,000 to Tianwei Yingli, which increased Yingli Green Energy’s equity interest in Tianwei Yingli to 74.01% from 70.11% and diluted the minority shareholder’s ownership interest in Tianwei Yingli to 25.99%. The acquisition of the additional 3.90% equity interest in Tianwei Yingli was funded by the proceeds from the IPO and issuance of convertible senior notes.

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

The following table summarizes the purchase price allocated to the fair value of Yingli Green Energy’s share of the net assets acquired at the acquisition date:

	RMB	US$

Total cash consideration	1,750,840,000	255,257,978
Less: Ownership interest in cash consideration (74.01%*RMB 1,750,840,000)	(1,295,796,684)	(188,916,430)

Net cash consideration	455,043,316	66,341,548

Net tangible assets acquired (excluding deferred income tax liabilities, net)	111,097,081	16,197,035
Deferred income tax liabilities, net	(19,642,859)	(2,863,766)
Identifiable intangible assets
Trademarks	14,054,820	2,049,076
Technical know-how	46,066,020	6,716,044
Customer relationships	20,650,539	3,010,678
Order backlog	4,698,564	685,012
Long-term supplier contracts	32,309,745	4,710,493
Goodwill	245,809,406	35,836,976

Purchase price allocated	455,043,316	66,341,548

The purchase price allocation for the acquisition is primarily based on an appraisal performed by American Appraisal, as indicated in its valuation report, dated May 23, 2008, together with the management’s assessment based on their experience in PV manufacturing business in the PRC.

(b) Intangible assets

As of December 31, 2007 and June 30, 2008, Yingli Green Energy’s intangible assets related to Yingli Green Energy’s acquisitions of equity interest in Tianwei Yingli and consisted of the followings:

	December 31, 2007
	Amortization	Gross carrying	Accumulated
	period	amount	amortization	Intangibles, net
	Year	RMB	RMB	RMB

Trademark	Indefinite	43,617,287	—	43,617,287
Technical know-how	5.5-6	158,909,469	(23,525,969)	135,383,500
Customer relationship	5.5-6	46,021,610	(6,116,154)	39,905,456
Order backlog	1-1.5	18,574,847	(11,662,437)	6,912,410
Long-term supplier agreements	3-9 beginning 2009	105,509,825	—	105,509,825

Total		372,633,038	(41,304,560)	331,328,478

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

	June 30, 2008
	Amortization	Gross carrying	Accumulated
	period	amount	amortization	Intangibles, net
	Years	RMB	RMB	RMB	US$

Trademark	Indefinite	57,672,107	—	57,672,107	8,408,116
Technical know-how	4.8- 6	204,975,489	(39,956,218)	165,019,271	24,058,444
Customer relationship	5.5-6	66,672,149	(11,166,992)	55,505,157	8,092,192
Order backlog	1-1.5	23,273,411	(19,945,260)	3,328,151	485,217
Long-term supplier agreements	3-9 beginning 2009	137,819,570	—	137,819,570	20,092,952

Total		490,412,726	(71,068,470)	419,344,256	61,136,921

Technical know-how represents self-developed technologies, which were feasible at the acquisition date and include the design and configuration of the Company’s PV manufacturing line, manufacturing technologies and process for high efficiency silicon solar cells and provision of innovations for continuous improvement of cell efficiencies and manufacturing cost reduction. The Company estimated that the economic useful life of technical know-how by taking into consideration of the remaining life cycle of the current manufacturing technologies.

The Company estimated the useful life of the customer relationship based primarily on the historical experience of the Company’s customer attrition rate and the Company estimates of sales to these customers in future years. A straight-line method of amortization has been adopted as the pattern in which the economic benefits of the customer relationship are used, cannot be reliably determined. Order backlog represents several unfulfilled sales agreements where delivery of goods is scheduled through March 2009. The estimated fair value of long-term supply agreements were determined based on the present value of the after-tax cost savings of the Company’s long-term supply agreements. The after-tax cost savings of the Company’s long-term supply agreements were based on the difference of price of polysilicon between the agreed purchase price per the supply contracts and the forecasted spot market price at time of the forecasted inventory acquisition. The after-tax costs savings also considered the interest impact of making the pre-payments in accordance with the supply agreements payment terms. The Company estimated the useful life of the long-term supply agreements based upon the contractual delivery periods specified in each agreement. The long-term supply agreements related to four long-term polysilicon supply agreements with delivery period commencing in 2009. The intangible asset in connection with these four agreements will be amortized over the delivery period from 3 to 9 years, commencing in 2009.

The aggregated amortization expense for intangible assets for the six-month periods ended June 30, 2007 and 2008 is as follows:

	Six-Month Periods Ended
	June 30, 2007	June 30, 2008
	RMB	RMB	US$
Cost of sales
— Short-term suppliers agreements	3,586,483	—	—
Selling expenses
— Customer relationship	1,885,514	5,050,838	736,371
— Order back-log	3,983,683	8,282,823	1,207,567
General and administrative expenses
— Technical know-how	8,967,370	16,430,249	2,395,394

Total amortization expense	18,423,050	29,763,910	4,339,332

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(5)	Geographic Revenue Information and Concentration of Risk

The following summarizes the Company’s revenue from the following geographic areas (based on the location of the customer):

	Six-Month Periods Ended
	June 30, 2007	June 30, 2008
	RMB	RMB	US$
Europe:
— Germany	131,242,998	737,549,171	107,528,564
— Spain	991,302,410	2,358,286,605	343,818,665
— Italy	56,593,184	13,283,493	1,936,623
— France	—	86,598,099	12,625,286
— Others	2,237,547	19,159,078	2,793,235

Subtotal- Europe	1,181,376,139	3,214,876,446	468,702,373

PRC (excluding Hong Kong SAR, Macau and Taiwan)	38,234,031	66,173,847	9,647,599
Hong Kong SAR	79,914,171	—	—
United States of America	—	55,953,214	8,157,515
Japan	28,513,403	145,025,866	21,143,571
South Korea	634,232	97,704,006	14,244,435
Others	996,453	2,306,047	336,203

Total gross revenue	1,329,668,429	3,582,039,426	522,231,696
Sales tax and surcharge	(5,155)	—	—

Total net revenues	1,329,663,274	3,582,039,426	522,231,696

Sales to the major customers, which individually exceeded 10% of the Company’s net revenue, are as follows:

		Six-Month Periods Ended
		June 30, 2007	% of net	June 30, 2008		% of net
	Location	RMB	revenue	RMB	US$	revenue

Customer A	Spain	406,424,302	31%	201,586,718	29,389,675	6%
Customer B	Spain	456,129,033	34%	371,603,426	54,176,703	10%
Customer C	Spain	—	—	395,192,212	57,615,753	11%
Customer D	Spain	—	—	593,578,443	86,538,823	17%

Total		862,553,335	65%	1,561,960,799	227,720,954	44%

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Accounts receivable from the above customers are as follows:

		December 31, 2007	June 30, 2008
	Location	RMB	RMB	US$

Customer A	Spain	130,839,800	257,290,642	37,510,846
Customer B	Spain	335,339	—	—
Customer C	Spain	—	7,226,630	1,053,583
Customer D	Spain	380,808,265	—	—

Total		511,983,404	264,517,272	38,564,429

(6)	Restricted cash

Restricted cash of RMB 7,164,179 and RMB 141,202,130 (US$ 20,586,102) as of December 31, 2007 and June 30, 2008, respectively, represents bank deposits for securing the letters of credit and letters of guarantee granted to the Company, primarily for the purchase of inventory and equipment. Such letters of credit and letters of guarantee expire within one year.

(7)	Inventories

Inventories by major category consist of the following:

	December 31, 2007	June 30, 2008
	RMB	RMB	US$

Raw materials	827,005,848	862,784,021	125,786,768
Work-in-progress	228,343,237	252,100,074	36,754,104
Finished goods	205,857,896	131,614,630	19,188,323

Total inventories	1,261,206,981	1,246,498,725	181,729,195

(8)	Property, Plant and Equipment

Property, plant and equipment consist of the following:

	December 31, 2007	June 30, 2008
	RMB	RMB	US$

Buildings	288,806,721	298,353,565	43,497,480
Machinery and equipment	983,504,759	1,117,284,046	162,890,765
Furniture and fixtures	4,918,384	8,763,778	1,277,687
Motor vehicles	13,629,991	19,339,070	2,819,476
Construction in progress	278,745,080	944,322,628	137,674,422

Total property, plant and equipment	1,569,604,935	2,388,063,087	348,159,830
Less: Accumulated depreciation	(89,776,333)	(147,608,010)	(21,520,026)

Total property, plant and equipment, net	1,479,828,602	2,240,455,077	326,639,804

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Depreciation expense on property, plant and equipment was allocated to the following expense items:

	Six-Month Periods Ended
	June 30, 2007	June 30, 2008
	RMB	RMB	US$

Cost of revenues	20,949,932	54,203,429	7,902,411
Selling expenses	29,108	106,706	15,557
General and administrative expenses	1,889,974	3,521,542	513,412

Total depreciation expense	22,869,014	57,831,677	8,431,380

The Company also made deposits of RMB 186,282,263 and RMB 707,150,257 (US$103,096,654) as of December 31, 2007 and June 30, 2008, respectively, for the purchase of equipment without receiving collateral for such payments. Deposits for equipment purchases are included in construction in progress.

The Company capitalizes interest cost as a component of the cost of construction in progress. The following table summarizes interest incurred and interest capitalized for the six-month periods ended June 30, 2007 and 2008:

	Six-Month Periods Ended
	June 30, 2007	June 30, 2008
	RMB	RMB	US$

Interest cost capitalized	13,831,391	12,857,264	1,874,483
Interest charged to income	39,419,461	69,117,933	10,076,822

Total interest cost incurred	53,250,852	81,975,197	11,951,305

(9)	Short-term Borrowings

Short-term bank borrowings consist of the following:

	December 31, 2007	June 30, 2008
	RMB	RMB	US$

Guaranteed by Tianwei Baobian and its parent company	470,237,380	—	—
Secured by accounts receivables	311,139,752	447,656,649	65,264,634
Secured by inventories	5,190,831	169,826,899	24,759,356
Guaranteed by third parties	182,615,000	—	—
Unsecured	292,092,000	1,004,821,243	146,494,619

Total short-term borrowings	1,261,274,963	1,622,304,791	236,518,609

Short-term borrowings outstanding as of December 31, 2007 and June 30, 2008 bore a weighted average interest rate of 5.97% and 7.33% per annum, respectively. All short-term borrowings mature and expire at various times within one year. These facilities contain no specific renewal terms. The Company has traditionally negotiated renewal of certain facilities shortly before they mature.

(10)	Warranty Costs

The Company’s PV modules are typically sold with a two-year limited warranty for defects in materials and workmanship, and a 10-year and 25-year warranty against declines of more than 10.0% and 20.0% of initial power generation capacity, respectively. As a result, the Company bears the risk of warranty claims long after the Company has sold its products and recognized revenues. The Company has sold PV modules only since 2003, and

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

none of the Company’s PV modules has been in use for more than six years. In connection with the Company’s PV system sales in the PRC, the Company provides a one- to five-year warranty against defects in the Company’s modules, storage batteries, controllers and inverters. The Company performs industry-standard testing to test the quality, durability and safety of the Company’s products. As a result of such tests, management believes the quality, durability and safety of its products are within industry norms. Management’s estimate of the amount of its warranty obligation is based on the results of these tests and consideration given to the warranty accrual practice of other companies in the same business. Consequently, the Company accrues the equivalent of 1% of net revenues as a warranty liability to accrue the estimated cost of its warranty obligations.

Actual warranty costs are charged against the accrued warranty liability. To the extent that actual warranty costs differ significantly from estimates, the Company will revise its warranty provisions accordingly.

Changes in the carrying amount of accrued product warranty are as follows:

	Six-Month Periods Ended
	June 30, 2007	June 30, 2008
	RMB	RMB	US$

Beginning balance	20,686,201	60,780,001	8,861,221
Product warranty expense	13,145,676	35,300,666	5,146,545
Warranty cost incurred or claimed	—	(3,020,759)	(440,402)

Ending balance	33,831,877	93,059,908	13,567,364

(11)	Share-Based Compensation

Restricted shares

A summary of the non-vested restricted share activity for the six-month period ended June 30, 2008 is as follows:

	Number of Non-vested	Grant date Weighted
	Restricted Shares	Average Fair Value
Outstanding as of December 31, 2007	2,621,060	US$	5.22
Granted	—		—
Vested	524,212	US$	5.22

Outstanding as of June 30, 2008	2,096,848	US$	5.22

The amount of compensation cost recognized for restricted shares for the six-month periods ended June 30, 2007 and 2008 is as follows:

	Six-Month Periods Ended
	June 30, 2007	June 30, 2008
	RMB	RMB	US$

Cost of revenues	568,070	573,466	83,607
Selling expenses	370,401	374,831	54,647
General and administrative expenses	7,878,197	7,830,677	1,141,648
Research and development expenses	—	335,648	48,935

Total compensation cost recognized for restricted shares	8,816,668	9,114,622	1,328,836

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Stock options

During the six-month period ended June 30, 2008, 593,099 stock options were granted to the Company’s executives and employees at exercise prices ranging from US$16.90 to US$38.39 with a vesting period of three to five years.

A summary of stock options activity for the six-month period ended June 30, 2008 is as follows:

				Weighted
	Number of	Weighted		Average	Aggregate
	Stock	average		remaining	intrinsic
	options	exercise price		contractual term	value

Outstanding as of December 31, 2007	1,426,629	US$	14.42
Granted	593,099	US$	24.15
Exercised	—		—
Forfeited or expired	35,000	US$	21.05

Outstanding as of June 30, 2008	1,984,728	US$	17.21	9.13 years	US$	9,143,239

Exercisable as of June 30, 2008	187,217	US$	4.27	8.58 years	US$	2,180,352

The 593,099 stock options granted during the six-month period ended June 30, 2008 had a weighted average fair value of US$15.35 (RMB 105.27) per share or an aggregate of US$9,102,181 (RMB 62,432,770) on the date of grant, determined based on the Black-Scholes option pricing model using the following weighted average assumptions:

For the Six- Month Period Ended
June 30, 2008
Expected volatility	64%
Expected dividends yield	0%
Expected term	6.39 years
Risk-free interest rate (per annum)	4.16%
Fair value of underlying ordinary shares (per share)	US$24.15

The weighted average expected volatility of 64% was based on the average volatility of several listed comparable companies in the solar product manufactory industry. Since the Company did not have a sufficient trading history at the time the options was issued, the Company estimated the potential volatility of its ordinary share price by referring to the latest 6 year average volatility of these comparable companies because management believes that the average volatility of such companies was a reasonable benchmark to use in estimating the expected volatility of the Company’s ordinary shares.

The amount of compensation cost recognized for stock options for the six-month periods ended June 30, 2007 and 2008 is as follows:

	Six-Month Periods Ended
	June 30, 2007	June 30, 2008
	RMB	RMB	US$

Cost of revenues	—	482,678	70,370
Selling expenses	—	3,834,402	559,024
General and administrative expenses	2,333,248	13,635,376	1,987,925
Research and development expenses	—	986,831	143,872

Total compensation cost recognized for stock options	2,333,248	18,939,287	2,761,191

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

As of June 30, 2008, US$29,718,402 of unrecognized compensation expense related to stock options and unvested restricted shares is expected to be recognized over the remaining weighted average vesting period of 3.4 years.

(12)	Earnings per share

Basic and diluted earnings per share

Basic earnings per share and diluted earnings per share have been calculated as follows:

	Six-Month Periods Ended
	June 30, 2007	June 30, 2008
	RMB	RMB	US$

Numerator:
Net income	71,585,640	430,731,560	62,797,096
Accretion to Series A and B preferred shares redemption value	(53,150,976)	—	—
Earnings allocated to participating preferred shareholders	(5,595,616)	—	—
Numerator for basic earnings per share	12,839,048	430,731,560	62,797,096
Effect of dilutive securities	—	—	—
Numerator for diluted earnings per share	12,839,048	430,731,560	62,797,096

Denominator:
Denominator for basic earnings per share
— Weighted-average ordinary shares outstanding	67,477,324	127,389,943	127,389,943
Effect of dilutive securities
— Stock options and restricted shares	1,261,461	2,221,461	2,221,461
— Warrants to purchase ordinary shares	2,572,058	—	—
Denominator for diluted earnings per share	71,310,843	129,611,404	129,611,404
Basic earnings per share	0.19	3.38	0.49
Diluted earnings per share	0.18	3.32	0.48

For the six-month period ended June 30, 2007, net income, after deducting accretion to holders of preferred shareholders, has been allocated to the ordinary shareholders and preferred share holders based on their respective rights to share in dividends.

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

The following table summarizes potential common shares outstanding excluded from the calculation of diluted earnings per share for the six-month periods ended June 30, 2007 and 2008, because their effect is anti-dilutive:

	Six-months periods ended
	June 30, 2007	June 30, 2008

Shares issuable upon conversion of Series A and B preferred shares	32,486,458	—
Shares issuable upon conversion of mandatory convertible bonds payable to Yingli Power	5,340,088	—
Shares issuable upon exercise of warrants	2,068,252	—
Shares issuable pursuant to convertible senior notes	—	3,974,659
Shares issuable under stock options and restricted shares	160,000	1,243,799

(13)	Income Tax

Yingli Green Energy is incorporated under the laws of Caymen Islands and therefore is not subject to income tax.

Prior to January 1, 2008, Yingli Green Energy’s primary operating subsidiary, Tianwei Yingli is incorporated in the PRC and qualified as a “high and new technology enterprise” and was entitled to the preferential PRC enterprise income tax of 15%. Following its conversion into a foreign invested enterprise on September 4, 2006, Tianwei Yingli is entitled to an exemption from the enterprise state income tax for its first two profitable years and a 50% reduction in the enterprise income tax rate in the subsequent three years. In addition, Tianwei Yingli is also entitled to exemption from the enterprise local income tax for its first five profitable years and a 50% reduction in the enterprise local income tax rate in the subsequent five years. In accordance with the PRC income tax law, Tianwei Yingli elected to defer the commencement of its tax holiday until January 1, 2007. For the six-month period ended June 30, 2007, Tianwei Yingli was subject to an income tax rate of nil.

On March 16, 2007, the National People’s Congress passed the new Enterprise Income Tax Law (the “new EIT law”) which imposes a single income tax rate of 25% for most domestic enterprises and foreign investment enterprise. The new EIT law was effective as of January 1, 2008. The new EIT law provides a five-year transition period from its effective date for those enterprises which were established before the promulgation date of the new EIT law and which were entitled to a preferential lower tax rate under the then effective tax laws or regulations. Further, according to the new EIT law, entities that qualify as “High and New Technology Enterprises” are entitled to the preferential EIT rate of 15%. However, the new recognition criteria and procedures for “High and New Technology Enterprises” under the new EIT law were not issued until April 14, 2008 and July 8, 2008. Therefore, as of June 30, 2008, Tianwei Yingli had yet to apply for the status as a “High and New Technology Enterprises”. Further, on December 26, 2007, the PRC government passed the detailed implementing rules which allow enterprises to continue to enjoy their unexpired tax holiday under the previous income tax laws and rules. Therefore, under the new EIT law, Tianwei Yingli will continue to enjoy its previous unexpired tax holiday which will be applied to the new tax rate of 25%, resulting in tax rates of 0%, 12.5%, 12.5%, 12.5% for the calendar years from 2008 to 2011 and 25% thereafter.

The new EIT law also imposed a 10% withholding income tax for dividends distributed by a foreign invested enterprise to its immediate holding company outside China for distribution of earnings generated after January 1, 2008. Under the new EIT law the distribution of earnings generated prior to January 1, 2008 are exempt from the withholding tax. Under the previous income tax laws and rules, no withholding tax was required. Since Tianwei Yingli is directly invested by Yingli Green Energy, the Company will be subject to the withholding tax for earnings accumulated by Tianwei Yingli distributable to Yingli Green Energy beginning on January 1, 2008. Undistributed earnings that the Company intends to reinvest indefinitely, and for which no deferred tax liability was recognized,

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

were RMB 526.0 million as of June 30, 2008. The unrecognized deferred tax liability related to the undistributed earnings subject to withholding tax was RMB 52.6 million as of June 30, 2008.

Basic and diluted earnings per share effects of the tax holiday for the six-month periods ended June 30, 2007 and 2008 are as follows:

	Six-Month Periods Ended
	June 30, 2007	June 30, 2008
	RMB	RMB	US$

Basic earnings per share	0.28	1.02	0.15
Diluted earnings per share	0.27	1.01	0.15

(14)	Related-Party Transactions

a) Accounts receivable from related parties:

	December 31, 2007	June 30, 2008
	RMB	RMB	US$

Accounts receivable due from related parties	4,023,685	15,354,104	2,238,501

As of June 30, 2008, the Company had accounts receivable amounting to RMB 4,726,485 (US$689,082) due from its affiliate, Tibet Yingli. During the six-month period ended June 30, 2008, the Company sold PV modules to Tibet Yingli amounting to RMB 702,800 (US$102,462).

Upon the establishment a foreign subsidiary, the Company reclassified the accounts receivable of RMB 1,697,448 with an entity, whose equity shareholder is a minority shareholder of the foreign subsidiary, as due from related party. The Company received payment of RMB 771,470 during the six-month period ended June 30, 2008.

The Company reclassified the accounts receivable of RMB 10,914,837 with an entity, whose parent company’s controlling shareholder is a direct relative of the general manager of Yingli Energy (Beijing) Co., Ltd. (“Yingli Beijing”), upon the post of the general manager in January 2008, as due from related party. During the six-month period ended June 30, 2008, the Company made sales of RMB 4,497,858 (US$655,750) and received payment of RMB 5,711,054 (US$838,738) from this related party.

b) Prepayments to related party suppliers:

During the six-month period ended June 30, 2008, the Company made prepayments of RMB 9,851,376 (US$1,436,249) to and purchase of RMB 9,963,231 (US$1,452,557) from a subsidiary of Yingli Group for the purchase of packaging materials.

The Company made prepayments of RMB 25,295,982 (US$3,687,945) to a company that has a shareholder who is a member of the Company’s senior management, for the purchase of raw materials during the six-month period ended June 30, 2008. The outstanding balance was reduced by purchases of raw materials by RMB 24,128,408 (US$3,517,722) during the period.

As of December 31, 2007, the Company has prepayments of RMB 336,641,013 to a company that one of its directors is a member of the Company’s senior management, for purchase of raw materials. The outstanding balance was reduced by purchases of raw materials of RMB 196,939,412 (US$28,712,136) during the six-month period ended June 30, 2008.

Upon the establishment of a foreign subsidiary, the Company reclassified the prepayment of RMB 10,218,720 with an entity, whose equity shareholder is a minority shareholder of the foreign subsidiary, as due from related party. During the six-month period ended June 30, 2008, the Company made prepayments of RMB 161,979,980 (US$23,615,340) and purchased raw material of RMB 134,696,398 (US$19,637,620).

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

As of December 31, 2007 and June 30, 2008, the Company has outstanding prepayment balance from Yingli Group amounting to RMB 10,000,000, for the purchase of raw material. Nil transaction occurred during the six-month period ended June 30, 2008.

The amount of prepayments to related parties for material purchases have been classified as current because the amount as of each balance sheet date is expected to be utilized within 12 months.

c) Other amounts due from related parties

	December 31, 2007	June 30, 2008
	RMB	RMB	US$
Long-term amount due from a related party	2,220,000	—	—
Other	2,028,841	4,280,028	623,992
Amounts due from related parties, current	4,248,841	4,280,028	623,992

Long-term amount due from a related party

On August 17, 2007, the Company made a deposit of RMB 21,600,000 to Yingli Group for the purchase of office premises on behalf of the Company. This deposit was reduced by RMB 19,380,000 when Yingli Group completed the purchase and passed the property ownership to the Company in December 2007. The Company received the remaining balance of RMB 2,220,000 during the six-month period ended June 30, 2008.

Other

As of December 31, 2007 and June 30, 2008, the Company made loans amounting to RMB 2,028,841 and RMB 2,038,133, respectively, to a company 51% and 49% owned by Tianwei Group, the parent company of Tianwei Baobian, and Yingli Group. The loans were made to support the operations of the related party company. The amount was unsecured, interest free, and had no definite terms of repayment.

During the six-month period ended June 30, 2008, the Company made loans amounting to RMB 4,000,000 (US$583,167) to Yingi Group. The balance was reduced by repayment amounting to RMB 2,000,000 (US$291,583) during the period. The amount was unsecured, interest free, and had no definite terms of repayment.

During the six-month period ended June 30, 2008, the Company made loans of RMB 241,895 (US$35,266) to its related party, which was controlled by a shareholder of the Company. The amount was unsecured, interest free, and will be repaid by December 31, 2008.

d) Amounts due to related parties

	December 31, 2007	June 30, 2008
	RMB	RMB	US$

Payables to related parties	(6,097,376)	(7,022,770)	(1,023,861)
Dividends payable	(10,956,000)	(10,956,000)	(1,597,294)
Other	—	(900,000)	(131,213)
Total	(17,053,376)	(18,878,770)	(2,752,368)

Payables to related parties

Payables to related party as of June 30, 2008 include RMB 3,993,332 (US$582,195) due to an affiliate of the Company. The Company purchased RMB 16,743,384 (US$2,441,047) and paid RMB 16,388,029 (US$2,389,239) for purchase of raw materials, during the six-month period ended June 30, 2008.

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

Payables to related parties as of June 30, 2008 also include an amount of RMB 674,086 (US$98,276) due to a subsidiary company of Yingli Group. The Company purchased RMB 530,493 (US$77,341) and paid RMB 89,400 (US$13,034) for purchase of office supplies, during the six-month period ended June 30, 2008.

Payables to related parties also include RMB 2,226,406 and RMB 1,862,169 (US$271,489) as of December 31, 2007 and June 30, 2008, respectively, due to subsidiary companies of Tianwei Group. The Company purchased RMB 7,483,411 (US$1,091,019) and paid RMB 7,847,648 (US$1,144,122) for purchase of raw materials, during the six-month period ended June 30, 2008.

Payables to related parties include RMB 493,183 (US$71,902) with an entity, whose parent company’s controlling shareholder is a direct relative of Yingli Beijing’s general manager. The Company purchased PV module amounting to RMB 2,091,005 (US$304,851) and paid RMB 1,597,822 (US$232,949) during the six-month period ended June 30, 2008.

Dividends payable

On August 9, 2006, Tianwei Yingli declared dividends of RMB 21,706,000 to Tianwei Baobian. Tianwei Baobian reinvested RMB 10,750,000 of this dividend in the form of a paid in capital contribution in Tianwei Yingli. The remaining dividends payable of RMB 10,956,000 is interest free and due on demand.

Other

The Company reclassified the other payable of RMB 1,462,666 with an entity, whose parent company’s controlling shareholder is a direct relative of Yingli Beijing’s general manager, upon the post of the general manager in January 2008, as due to related party. During the six-month period ended June 30, 2008, the Company borrowed RMB 6,206,216 (US$904,815) from and repaid RMB 6,768,882 (US$986,847) to this related party. The amount was unsecured, interest free, and had no definite terms of repayment.

(15)	Capital Commitments

As of June 30, 2008, commitments outstanding for the purchase of property, plant and equipment and the purchase of polysilicon approximated RMB 1,844,799,376 (US$268,956,478) and RMB 8,726,165,118 (US$1,272,202,639), respectively.

(16)	Fair Value of Financial Instruments

The carrying amounts of cash, restricted cash, accounts receivable, other amounts due from related parties, accounts payable, short-term borrowings, advances from customers, and amounts due to related parties approximate their fair values due to their short term nature. There is no quoted market price for the Company’s investment in its affiliates. Accordingly, a reasonable estimate of fair value could not be made without incurring excessive costs.

As of June 30, 2008 and December 31, 2007, the fair value of the convertible senior notes, determined based on quoted market value, was approximately US$147,056,250 (RMB 1,008,673,524) and US$196,441,275 (RMB 1,432,960,525), respectively.

(17)	Comprehensive Income

Comprehensive income amounted to RMB75,240,153 and RMB448,154,813 (US$65,337,262) for the six-month periods ended June 30, 2007 and 2008, respectively.

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(18)	Subsequent Event

In August 2008, Tianwei Yingli entered into a five-year credit facility agreement with certain financial institutions. Under the agreement, the financial institutions have agreed to lend Tianwei Yingli up to an aggregate of US$50 million. The loans will be guaranteed by Yingli Green Energy and will carry an interest rate of LIBOR plus 3.0%, with outstanding principal payable in eight bi-annual installments from March 2010 to September 2013. In November 2008, Tianwei Yingli supplemented the credit facility agreement to add an additional lender and increase available credit by an additional US$25 million.

In October 2008, Tianwei Yingli entered into a new credit line trade finance facility agreement with the Export-Import Bank of China, a government policy bank solely owned by China’s central government, which provides Tianwei Yingli with a short-term credit line of up to an aggregate principal amount of RMB500 million or its U.S. dollar equivalent subject to certain terms and conditions.

In November 2008, the Company entered into a binding letter of intent with Grand Avenue Group Limited, a company controlled by Mr. Liansheng Miao, Baoding Yingli Group Company Limited, an affiliate of Grand Avenue Group Limited, Yingli Energy (China) Company Ltd., a wholly owned subsidiary of the Company, and Mr. Liansheng Miao in connection with the proposed acquisition of 100% of the issued and outstanding share capital of Cyber Power Group Limited (“Cyber Power”), a development stage enterprise that plans to produce solar-grade polysilicon in Baoding, Hebei Province, China. Under the terms of the letter of intent, the Company proposes to acquire Cyber Power for an aggregate cash consideration in the range of US$70 million to US$80 million, which is determined with reference to the book value of Cyber Power’s net tangible assets and subject to adjustment after further due diligence. The execution of definitive agreements for the proposed acquisition and completion of the proposed acquisition are subject to, among others, the completion of due diligence, receipt of satisfactory financing by the Company, and the final approval by the Company’s audit committee and board of directors of the proposed acquisition and the financing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers, directors and auditors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers or auditors. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Any underwriting agreement entered into in connection with an offering of securities will also provide for indemnification of us and our officers and directors in certain cases.

ITEM 9.	EXHIBITS

The Exhibits listed below are filed as a part of, or incorporated by reference into, this Registration Statement.

Exhibit
Number		Description of Exhibit

1	.1*	Form of Underwriting Agreement
4.1		Form of Registrant’s American Depositary Receipt (incorporated by reference to Exhibit 4.1 from our F-1 registration statement (File No. 333-142851), as amended, initially filed with the SEC on May 11, 2007)
4.2		Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 from our F-1 registration statement (File No. 333-142851), as amended, initially filed with the SEC on May 11, 2007)
4.3		Form of Deposit Agreement among the Registrant, the Depositary and Owners and Beneficial Owners of the American Depositary Shares issued thereunder (incorporated by reference to Exhibit 4.3 from our F-1 registration statement (File No. 333-142851), as amended, initially filed with the SEC on May 11, 2007)
4.4		Indenture, dated November 28, 2008, between the Registrant and Wilmington Trust Company, as trustee
4	.5*	Form of Note
4	.6*	Form of Warrant
4	.7*	Form of Warrant Agreement
4.8		Amendment No. 1 to Rights Agreement (incorporated by reference to Exhibit 4.2 from our report on Form 6-K filed with the SEC on June 3, 2008)
5	.1*	Opinion of Conyers Dill & Pearman regarding the validity of ordinary shares
5	.2*	Opinion of Simpson Thacher & Bartlett LLP
10.1		Supplemental Agreement, dated November 6, 2008, between Tianwei Yingli, as borrower, and the lenders and the agent thereunder, relating to the Term Facility Agreement, dated August 29, 2008, by and between the parties thereto (the “Tianwei Yingli Term Facility Agreement”)
10.2		Supplemental Deed, dated November 6, 2008, between the Registrant, as guarantor, and the lender and the agent under the Tianwei Yingli Term Facility Agreement, relating to the Corporate Guarantee, dated August 29, 2008, by and between the parties thereto
10.3		Master Agreement for Grant of Trade Finance and Letter of Guarantee Credit Line Facilities, dated October 27 2008, between Tianwei Yingli and Export & Import Bank of China
10.4		Letter of Intent, dated November 26, 2008, by and among the Registrant, Yingli Energy (China) Company Limited, Grand Avenue Group Limited, Baoding Yingli Group Company Limited and Mr. Liansheng Miao
23.1		Consent of KPMG
23.2		Consent of Conyers Dill & Pearman

Exhibit
Number	Description of Exhibit

23.3	Consent of Simpson Thacher & Bartlett LLP
24.1	Powers of Attorney (included on signature page of Part II of this Registration Statement)
25.1	Statement of Eligibility of Trustee on Form T-1
99.1	Consent of Solarbuzz
99.2	Consent of American Appraisal China Limited

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.

ITEM 10.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Baoding, People’s Republic of China, on November 28, 2008.

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED

By:	/s/ Liansheng Miao

Name:	Liansheng Miao
Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Liansheng Miao as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on November 28, 2008.

Signature	Title(s)

/s/ Liansheng Miao Liansheng Miao	Chairman of the Board/Chief Executive Officer (principal executive officer)

/s/ Zongwei Li Zongwei Li	Chief Financial Officer (principal financial and accounting officer)

/s/ George Jian Chuang George Jian Chuang	Director

/s/ Xiangdong Wang Xiangdong Wang	Director

/s/ Iain Ferguson Bruce Iain Ferguson Bruce	Director

/s/ Chi Ping Martin Lau Chi Ping Martin Lau	Director

/s/ Ming Huang Ming Huang	Director

/s/ Junmin Liu Junmin Liu	Director

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Yingli Green Energy Holding Company Limited, has signed this registration statement or amendment thereto in Newark, Delaware, on November 28, 2008.

LAW DEBENTURE CORPORATE SERVICES INC.

By:	/s/ Jasmine Marrero

Name:	Jasmine Marrero
Title:	Manager